EXHIBIT 2.1
UNIT PURCHASE AGREEMENT
by and among
BABYLON ACQUISITION CORP.,
BENEFITS SCIENCE LLC,
MULTIPLAN CORPORATION,
MULTIPLAN, INC.
THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO
and
THE SELLER REPRESENTATIVE IDENTIFIED HEREIN
Dated as of May 8, 2023

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CONTENTS

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EXHIBITS, ANNEXES AND SCHEDULES
Exhibit A    Form of Accredited Investor Questionnaire
Exhibit B    Initial Closing Statement
Exhibit C    Form of Phantom Unit Cancellation Agreement
Exhibit D    Form of Warrant Cancellation Agreement
Exhibit E    Form of Escrow Agreement
Exhibit F    Form of Paying Agent Agreement
Exhibit G    Form of Letter of Transmittal
Exhibit H    Form of Selling Stockholder Questionnaire
Exhibit I    Form of Intellectual Property Assignment Agreement
Exhibit J    Post-Closing Long Term Incentive Plan Term Sheet

Annex 1    Distribution Methodology
Schedule 7.2    Purchase Price Allocation Methodologies
Pro Rata Share Schedule
Working Capital Schedule
Disclosure Schedule

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UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of May 8, 2023, by and among (a) Babylon Acquisition Corp., a Delaware corporation (“Buyer”), (b) the Sellers listed on the signature pages hereto (each individually a “Seller”, and collectively, the “Sellers”), (c) Benefits Science LLC, a Texas limited liability company (the “Company”), (d) solely for purposes of Section 2.2(a)(ii), MultiPlan Corporation, a Delaware corporation and indirect parent of Parent (“MultiPlan”), (e) solely for purposes of Section 2.2(f)(ii)(x), MultiPlan, Inc., a New York corporation (“Parent”), and (f) WT Representative LLC, a Delaware limited liability company, solely in its capacity as the Seller Representative (as defined in Section 9 hereto).
WHEREAS, the Sellers constitute all of the members of the Company and are the record and beneficial owners of all of the issued and outstanding units of the Company (the “Units” );
WHEREAS, concurrently with the execution of this Agreement, Buyer or one of its Affiliates and each Key Person are entering into an employment or consulting arrangement, in each case, effective as of the Closing (collectively, the “Employment Agreements”);
WHEREAS, concurrently with the execution of this Agreement, in order to induce Buyer to enter into this Agreement, certain Persons have each entered into a restrictive covenant agreement benefiting the Buyer and its Affiliates (the "Restrictive Covenant Agreements"); and
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Units held by the Sellers as of the Closing for the consideration described herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement (defined terms having the meanings indicated in Section 1.1 or otherwise as defined elsewhere in this Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, the Sellers and the Seller Representative, intending to be legally bound, agree as follows:
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SECTION 1
DEFINITIONS AND INTERPRETATIONS
1.1Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Accredited Investor” shall mean a Seller who either (a) has completed and delivered to the Buyer prior to the Closing a duly executed Accredited Investor Questionnaire, in form and substance reasonably satisfactory to Buyer, certifying that such Seller is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) or (b) is determined by Buyer in its sole discretion to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).
“Accredited Investor Questionnaire” shall mean the accredited investor questionnaire in the form attached as Exhibit A hereto.
“Accounting Arbitrator” shall have the meaning set forth in Section 2.2(e).
“Accounting Principles” shall mean GAAP consistently applied through the applicable periods.
“Accrued Income Taxes” shall mean an amount (which shall not be less than zero in the aggregate or for any Tax or in any jurisdiction) equal to the accrued and unpaid Income Taxes of the Company (whether or not yet due and payable) attributable or payable with respect to any Pre-Closing Tax Period, which, notwithstanding anything to the contrary herein, shall be determined as of the end of the Closing Date, by ignoring any Tax payments made using amounts included in Closing Cash, and which, in the case of any Straddle Period, shall include Income Taxes allocated to the portion of such Straddle Period ending on and including the Closing Date and be determined in accordance with the conventions set forth in Section 7.4. In the determination of Accrued Income Taxes, (a) Income Tax deductions in respect of Transaction Tax Deductions shall be taken into account to the fullest extent permitted by Legal Requirements but solely to the extent properly deductible in any Pre-Closing Tax Period at a “more likely than not” or higher level of comfort under applicable income Tax Law and having the effect of reducing (but not below zero) a particular accrued or unpaid Income Tax liability to which such Income Tax deductions are relevant in the Pre-Closing Tax Period, (b) subject to the following clause (c) below, any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded, (c) any prepaid or advanced amounts received or accrued on or prior to the Closing Date or deferred revenue received or accrued on or prior to the Closing Date, or any adjustment under Section 481 of the Code (or any analogous provision of federal, state, local, or non-U.S. income Tax Law), including as a result of the transactions contemplated by this Agreement, in respect of any Pre-Closing Tax Period, in each case, that would not otherwise be included in taxable income on or prior to the Closing Date, shall be included in taxable income for the Pre-Closing Tax Period, (d) any Taxes resulting from any transactions entered into on the Closing Date after the Closing outside the ordinary course of business not otherwise contemplated by this Agreement shall be disregarded, (e) Accrued Income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company unless otherwise required by applicable Legal Requirements or this Agreement, (f) by taking into account in each applicable jurisdiction and for each applicable Income Tax any net operating loss and Tax credit carryforwards, in each case, solely to the extent such amounts actually reduce a specific Income Tax liability that would otherwise have been included in Accrued Income Taxes, respectively, in such jurisdiction and (g) by reducing Accrued Income Taxes (as otherwise determined) by any estimated Income Tax payments solely to the extent such payments actually reduce the amount of corresponding Taxes payable after the Closing Date.
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“Acquired Units” shall have the meaning set forth in Section 2.1.
“Action” shall mean any action, arbitration, suit, litigation, claim, demand, administrative hearing, charge, complaint, investigation, audit, inquiry or other proceeding, whether civil or criminal, in law or in equity.
“Adjusted Equity Value Per Unit” shall mean an amount equal to (a) the Adjusted Purchase Price (provided that until such time as the Adjusted Purchase Price is finally determined pursuant to this Agreement, this clause (a) shall be deemed to be the Estimated Purchase Price) divided by (b) the total number of Units outstanding as of immediately prior to Closing.
“Adjusted Purchase Price” shall mean: (i) the Purchase Price; (ii) plus the Working Capital Surplus, if any; (iii) minus the Working Capital Deficiency, if any; (iv) plus the Closing Cash; (v) minus the Company Debt; (vi) minus the Seller Transaction Expenses; (vii) minus the Aggregate Company-Backed Phantom Unit Amount; (viii) minus the Aggregate Warrant Amount; (ix) minus the Seller Representative Expense Fund; and (x) minus the Adjustment Escrow Amount (which, for clarity, is an iterative calculation because the Aggregate Company-Backed Phantom Unit Amount and the Aggregate Warrant Amount are determined based on the Adjusted Purchase Price, as detailed in the Distribution Methodology).

“Adjustment Escrow Amount” shall mean $1,000,000.
“Adjustment Escrow Funds” shall mean any remaining balance of the Adjustment Escrow Amount from time to time.
“Adjustment Time” shall mean 12:01 eastern time on the Closing Date.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Aggregate Company-Backed Phantom Unit Amount” shall mean the aggregate amount of all Company-Backed Phantom Unit Proceeds to be paid at Closing, and, as applicable, after the Closing, in respect of Company-Backed Phantom Units, together with the employer portion of any applicable payroll, social security or other similar employment Taxes payable in connection with such amount, in each case, as determined in accordance with the Distribution Methodology.

“Aggregate Founder-Backed Phantom Unit Amount” shall mean the aggregate amount of all Founder-Backed Phantom Unit Proceeds to be paid at Closing, and, as applicable, after the Closing, in respect of Founder-Backed Phantom Units, together with the employer portion of any applicable payroll, social security or other similar employment Taxes payable in connection with such amount, in each case, as determined in accordance with the Distribution Methodology.

“Aggregate Founder-Backed Warrant Amount” shall mean the aggregate amount of all Founder-Backed Warrant Proceeds to be paid at Closing, and, as applicable, after the Closing, in respect of Outstanding Founder-Backed Warrants, together with the employer portion of any applicable payroll, social security or other similar employment Taxes payable in connection with such amount, in each case, as determined in accordance with the Distribution Methodology.
“Aggregate Warrant Amount” shall mean the aggregate amount of all Warrant Proceeds to be paid at Closing, and, as applicable, after the Closing, in respect of the Outstanding Company Warrants, in each case, as determined in accordance with the Distribution Methodology.

“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean the Escrow Agreement, the Paying Agent Agreement, the Company Secretary Certificate, Buyer Secretary Certificate, the Warrant Cancellation Agreements, the Phantom Unit Cancellation Agreements, the Restrictive Covenant Agreements and the PIIA.
“Anti-Corruption Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to the prevention of bribery, corruption, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Base Cash Purchase Price” shall mean $140,000,000.
“Benefit Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other benefit or compensation plan, program, agreement, policy, or arrangement, including each employment, consulting, phantom equity, termination, salary continuation, bonus or other incentive compensation, severance, retention, change in control, deferred compensation, equity or equity-based compensation, health, welfare, fringe or other benefit or compensation plan, program, policy, agreement or arrangement, in each case, that is maintained, sponsored, contributed to or required to be contributed to by the Company, including for the benefit of any current or former director, manager, officer, individual service provider or employee of the Company, or with respect to which the Company has any current or contingent obligation or liability, in each case, excluding any plans solely sponsored and maintained by a Governmental Authority.
“Business Day” shall mean the period from 12:01 a.m. through 12:00 midnight, New York, NY time, on any day of the year on which national banking institutions in the State of New York are open to the public for conducting business and are not required or authorized by law to close.
“Business Intellectual Property” shall mean any and all (i) Intellectual Property that is (or has ever been) used in, necessary for the operation of, or authored, conceived, created, reduced to practice, or developed for, on behalf of or under the direction or supervision of, the Company, (ii) Intellectual Property that is (or has even been) included, incorporated or embedded in, linked to, combined or distributed with, any Company Product, and (iii) other Company Intellectual Property.
“Business Sponsor-Related Intellectual Property” shall mean any and all (i) Intellectual Property that is (or has ever been) authored, conceived, created, reduced to practice, or developed for, on behalf of or under the direction or supervision of, the Company, (ii) other Company Intellectual Property, or (iii) Founder Developed IP (which shall include all Intellectual Property referenced the “Description of Technology” appended to the MIT Request For Statement of No Significant Use of M.I.T. Facilities or Funds and Waiver of M.I.T. Ownership Rights dated December 5, 2012).

“Buyer” shall have the meaning set forth in the Preamble.
“CARES Act” shall mean the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, and any legislative or regulatory guidance issued pursuant thereto.
“Cash” shall mean cash and cash equivalents determined in accordance with GAAP. Notwithstanding the foregoing, “Cash” shall (i) include uncashed and uncleared checks received by the Company and outstanding wires issued for, but not year cleared in, the account of by the Company and (ii) exclude (A) any cash that is subject to restrictions or limitations on use, repatriation or distribution by Legal Requirement, contract or otherwise and (B) the aggregate amount of outstanding checks or wires issued by the Company that have not yet been received by the payee.
“Closing” shall have the meaning set forth in Section 2.3(a).
“Closing Cash” shall mean the aggregate amount of Cash held by the Company, as of the Adjustment Time; provided, however, that Closing Cash shall be reduced by any amounts paid or otherwise distributed by the Company to any Person between the Adjustment Time and the Closing (other than any payments to unaffiliated third party trade creditors in the ordinary course in respect of liabilities included in Closing Working Capital).
“Closing Date” shall have the meaning set forth in Section 2.3(a).
“Closing Date Schedule” shall have the meaning set forth in Section 2.2(d)(i).
“Closing Working Capital” shall have the meaning set forth in Section 2.2(d)(i).
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the Preamble.
“Company Debt” shall mean the aggregate amount of all Indebtedness of the Company outstanding as of immediately prior to the Closing.
“Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company (and which shall include the Registered Company Intellectual Property).
“Company IT Systems” shall mean the Software, information technology and computer systems, servers, hardware, network equipment, databases websites and other information technology infrastructure that is used or relied on in connection with the business of the Company as currently conducted.
“Company Organizational Documents” shall mean the Certificate of Formation of the Company and the Operating Agreement.
“Company Product” shall mean any and all Software products or services (i) that the Company provides, sells, offers for sale, markets, distributes, licenses or otherwise makes commercially available, (ii) from which the Company currently derives or has in the past two (2) years derived revenue, or (iii) that are currently in development by or on behalf of the Company for the purpose of doing any of the foregoing.

“Company-Backed Phantom Unit Proceeds” shall mean, with respect to each Company-Backed Phantom Unit, the amount by which the Adjusted Equity Value Per Unit exceeds the conversion price for such Phantom Unit set forth in the applicable Company-Backed Phantom Unit Award (which, for clarity, is an iterative calculation, because the Adjusted Equity Value Per Unit is determined based in part on the Company-Backed Phantom Unit Proceeds, as detailed in the Distribution Methodology).

“Company-Backed Phantom Units” shall mean any Phantom Units (as defined in the Phantom Unit Plan) granted pursuant to Company-Backed Phantom Unit Awards (as defined in the Phantom Unit Plan).
“Confidentiality Agreement” shall have the meaning set forth in Section 6.1(a).
“Consents” shall have the meaning set forth in Section 3.5.
“Continuing Employees” shall have the meaning set forth in Section 6.5(b).
“Contract” shall mean any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, warranty, license, sublicense, insurance policy, note or legally binding commitment, arrangement, obligation or undertaking of any nature.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.
“Data Protection Requirements” shall mean applicable (a) Privacy Laws, (b) Privacy Policies and (c) terms of any agreements to which the Company is bound relating to the Processing of Personal Information by the Company.
“Disclosure Schedule” shall have the meaning set forth in Section 3.
“Distribution Methodology” shall have the meaning set forth in Section 2.2(a).
“Environmental Laws” shall mean, with respect to any geographic location, all Legal Requirements promulgated by any Governmental Authority with legal jurisdiction over such geographic location relating to pollution, public or worker health or safety or the protection of the environment or natural resources, including all Legal Requirements which prohibit, regulate or control any Hazardous Material, as amended or enacted at any time prior to Closing.
“Equity Interests” shall mean any units or other equity interests, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests, or instruments tracking the value of capital stock or other equity interests, including equity appreciation rights, profit participation, phantom equity or similar rights, or any other commitments or agreements providing for the authorization or issuance of additional shares or equity interests, the sale of treasury shares, preemptive rights or for the repurchase or redemption of units or other equity interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” shall have the meaning set forth in Section 2.3(b)(iv).
“Escrow Agreement” shall have the meaning set forth in Section 2.3(b)(iv).

“Estimated Closing Cash” shall have the meaning set forth in Section 2.2(b)(ii).
“Estimated Company Debt” shall have the meaning set forth in Section 2.2(b)(iii).
“Estimated Purchase Price” shall have the meaning set forth in Section 2.3(b)(iv).
“Estimated Seller Transaction Expenses” shall have the meaning set forth in Section 2.2(b)(iv).
“Estimated Working Capital” shall have the meaning set forth in Section 2.2(b)(i).
“Estimated Working Capital Deficiency” shall mean the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital Amount; provided, however, that if such amount is less than $99,400, then the Estimated Working Capital Deficiency shall be deemed to be zero.
“Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital Amount; provided, however, that if such amount is less than $99,400, then the Estimated Working Capital Surplus shall be deemed to be zero.
“Final Allocation” shall have the meaning set forth in Section 7.2.
“Financial Statements” shall have the meaning set forth in Section 3.7.
“Founder Related Parties” means any (i) the Founder Sellers, (ii) parent, sibling, child, grandchild, or spouse of any Founder Seller, (iii) current or former Affiliate of any Person referenced in clause (i) or (ii), and (iv) other Person in which any Person referenced in any of clauses (i)-(iii) has or has had a material economic interest. Founder Related Parties shall (a) exclude the Company, and (b) include Interpretable AI LLC, Dynamic Ideas LLC, Alpha Dynamics LLC, Dynamic Ideas Financial LLC, and Dynamic Ideas Health LLC.
“Founder Sellers” shall mean Dimitris Bertsimas, Stephen Sofoul and Sidney Mann.
“Founder-Backed Phantom Unit Proceeds” shall mean, with respect to each Founder-Backed Phantom Unit, the amount by which the Adjusted Equity Value Per Unit exceeds the conversion price for such Phantom Unit set forth in the applicable Founder-Backed Phantom Unit Award (which, for clarity, is an iterative calculation, because the Adjusted Equity Value Per Unit is determined based in part on the Founder-Backed Phantom Unit Proceeds, as detailed in the Distribution Methodology).
“Founder-Backed Phantom Units” shall mean any Phantom Units (as defined in the Phantom Unit Plan) granted pursuant to Founder-Backed Phantom Unit Awards (as defined in the Phantom Unit Plan).
“Founder-Backed Warrant Proceeds” shall mean, with respect to each Class A Unit underlying an Outstanding Founder-Backed Warrant, the amount by which the Adjusted Equity Value Per Unit exceeds the exercise or “strike” price for such Class A Unit set forth in the applicable Outstanding Founder-Backed Warrant (which, for clarity, is an iterative calculation, because the Adjusted Equity Value Per Unit is determined based in part on the Founder-Backed Warrant Proceeds, as detailed in the Distribution Methodology).
“Fraud” shall mean actual and intentional fraud under the common law of the State of Delaware with respect to the making of the representations and warranties set forth in this

Agreement (as modified by the Disclosure Schedule) and each Ancillary Agreement. For the avoidance of doubt, Fraud does not, and shall not be deemed to include constructive fraud, equitable fraud or negligence.
“GAAP” shall mean United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any authority, agency, entity, executive, arbitrator or arbitral body (public or private), ministry, commission or similar body entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing power, or any court or tribunal (or any department, bureau or division thereof), or any other self-regulatory or quasi-governmental authority of any nature.
“Governmental Health Program” shall mean any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.
“Hazardous Material” shall mean, with respect to any geographic location, any material, chemical, substance, pollutant, contaminant or waste for which Liability or standards of conduct may be imposed under Environmental Law or that has otherwise been designated by Environmental Laws to be radioactive, toxic or hazardous, including petroleum, petroleum products or per- or polyfluoroalkyl substances.
“Healthcare Laws” shall mean those healthcare-related Legal Requirements that are generally applicable to entities who provide the same or similar services as the Company, including: (i) healthcare licensure and Permit requirements; (ii) Titles XVIII, XIX and XXI of the Social Security Act; (iii) HIPAA; (iv) the federal False Claims Act, 31 U.S.C. § 3729, et seq.; (v) the administrative False Claims Law, 42 U.S.C. § 1320a-7b(a); (vi) the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; (vii) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (viii) the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a 7a; (ix) the federal Exclusion Laws, 42 U.S.C. § 1320a-7; (x) the Federal Health Care Fraud Law, 18 U.S.C. § 1347; (xi) Legal Requirements governing financial relationships between health care providers and pharmaceutical companies or medical device manufacturers, including the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and other so-called “sunshine acts” requiring reporting of ownership, conflict of interest, and financial relationships or transactions, and/or prohibiting certain such financial relationships; (xii) Legal Requirements governing the sale, commercialization, promotion, and marketing of drugs and pharmaceuticals, including the Federal Food, Drug and Cosmetic Act (FDCA), 21 U.S.C. §§ 301 et seq. and its implementing regulations; (xiii) the Federal Trade Commission Act (FTCA), 15 U.S.C. §§ 41 et seq. and its implementing regulations; (xiv) any comparable foreign, state, and local Legal Requirements to those referenced herein; and (xv) any and all amendments or modifications made from time to time to the items referenced in the foregoing.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and 45 C.F.R. Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, 42 C.F.R. §§ 412, 413, 422 and 495, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.
“Income Tax Return” shall mean all Tax Returns filed or required to be filed with any Tax Authority with respect to Income Taxes.
“Income Taxes” shall mean Taxes imposed on or measured by net or gross income, profits or gross receipts (however denominated), including any franchise and withholding Taxes imposed in lieu thereof, but excluding for the avoidance of doubt sales, use or other similar Taxes.
“Indebtedness” shall mean liabilities in respect of (i) all obligations for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures, mortgage or other instruments, (iii) all obligations under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement, (iv) all obligations under letters of credit or similar facilities, in each case, only to the extent drawn, (v) any lease (or applicable portion thereof) that has been accounted for as or is required to be accounted for as a long-term finance or capital lease in accordance with GAAP (other than any Real Property Lease), (vi) cash/book overdrafts, (vii) all outstanding and unpaid incentive compensation obligations earned under a Benefit Plan in respect of a performance period ending prior to the Closing (whether or not accrued) (excluding for the avoidance of doubt, any amounts payable in respect of Phantom Units), unpaid severance obligations due in respect of terminations of employment occurring prior to the Closing and unfunded or underfunded deferred compensation obligations under a Benefit Plan (excluding, for the avoidance of doubt, any amounts payable in respect of Phantom Units), together with the employer portion of any employment, payroll, social security or other Taxes incurred in respect thereof, determined as if such amounts are paid at the Closing, (viii) deferred purchase price of property, assets, securities or services (including the maximum amount that could be owed for all deferred purchase price liabilities and earnouts or holdbacks related to prior acquisitions, but excluding any trade payables incurred in the ordinary course of business to the extent included in Closing Working Capital), (ix) any declared but unpaid distributions payable by the Company to the Selling Parties, (x) any Accrued Income Taxes; (xi) deferred rent; (xii) any accrued but unpaid bonuses for the calendar year ended December 31, 2022; (xiii) any obligations secured by a Lien upon any property or asset owned by the Company; (xiv) the Sales Tax Amount and (xv) accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (xiv); (xvi) all outstanding prepayment premiums, termination fees, “breakage” costs or similar payments in connection with any items set forth in clauses (i) – (xiv) (assuming full payment of such obligations as of the applicable measurement time), if any; and (xvii) all guarantees of any items set forth in clauses (i) through (xiv). For purposes of this Agreement and solely to avoid any double counting or duplication, any amounts to the extent actually taken into account in the calculation of Seller Transaction Expenses will not be included in the calculation of Indebtedness of the Company.
“Indemnified D&Os” shall have the meaning set forth in Section 6.4(a).
“Initial Closing Statement” shall have the meaning set forth in Section 2.2(b).
“Intellectual Property” shall mean (a) all inventions and invention disclosures and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names, and all applications, registrations, and renewals in connection therewith, together with all associated goodwill, (c) all copyrightable works, all copyrights and all registrations and renewals in connection therewith, (d) all trade secrets and other confidential business information,

Software, ideas, data, databases, know-how, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, and specifications, business and marketing plans and proposals, customer and supplier lists, and price and cost information, and (e) all domain names, URLs, social media accounts, and registrations in respect thereof, and (f) any other intellectual property right in any jurisdiction worldwide.
“Interim Balance Sheet” shall have the meaning set forth in Section 3.7.
“Interim Financial Statements” shall have the meaning set forth in Section 3.7.
“IRS” shall mean the United States Internal Revenue Service.
“Issue Price” shall mean $0.89.
“Key Person” shall mean each of Stephen Sofoul and Dimitris Bertsimas.
“Knowledge” (a) of the Company, with respect to any fact or matter in question, shall mean the actual knowledge of Stephen Sofoul, Dimitris Bertsimas, Yankang Jiang, Marc Kutter and Omid Nohadani, in each case, after reasonable due inquiry of his direct reports, (b) of Buyer, with respect to any fact or matter in question, shall mean the actual knowledge of Dale White, James Head and Jeffrey Doctoroff, in each case, after reasonable due inquiry of his direct reports and (c) of any Seller, with respect to any fact or matter in question, shall mean the actual knowledge of such Seller; provided, that the knowledge of a particular Seller, in its, his or her capacity as such, shall not be imputed to another Seller, in its, his or her capacity as such.
“Labor Agreement” shall mean any collective bargaining agreement or Contract with a union, works council, labor organization or other employee representative.
“Legal Requirements” shall mean any and all federal, state, local, municipal, provincial, territorial, national, foreign, supranational or other law, common law, statute, constitution, directive, resolution, ordinance, code, edict, decree, order (including executive orders), rule, judgment, award, injunction, writ, regulation or ruling issued, entered, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” shall mean, with respect to any Person, any liability of such Person of any kind, whether absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory.
“Liens” shall mean any mortgage, charge, interest, pledge, claim, lien, encumbrance, easement, security interest, encroachment, license, deed of trust, hypothecation, restriction, option, right of first refusal, preemptive right, proxy, voting trust or agreement or other similar encumbrance.
“Listed Contract” shall have the meaning set forth in Section 3.11.
“Malicious Code” shall mean any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm,” or (ii) other code designed for the purpose of or capable of (a) disrupting, disabling, harming, or impeding the operation of, or providing unauthorized Processing of or to, a system (including a Company IT System); or (b) damaging or destroying of any data or file without the user’s consent.
“Material Adverse Effect” shall mean any change, event, occurrence, development or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed, either alone or in combination with any other change, event, occurrence, development or effect, to constitute, and no change, event, occurrence, development or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) general conditions affecting the industries in which the Company operates or participates, the political conditions of the United States or any foreign country in any location where the Company operates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company operates, including changes in interest rates; (ii) results from any acts of God, calamities, acts of war (whether or not declared), terrorism or military action, epidemics or pandemics (including the COVID-19 virus), national or international political, general economic or social conditions or changes in the financial or capital markets (or any escalation or worsening of any of the foregoing); or (iii) any failure, in and of itself, by the Company to meet any projections, forecasts, or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect, so long as such facts or circumstances are not otherwise excluded from being so taken into account by this definition of Material Adverse Effect); provided further, that any change, event, occurrence, development or effect referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur to the extent that such change, event, occurrence, development or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“MultiPlan” shall mean MultiPlan Corporation, a Delaware corporation.
“MultiPlan Common Stock” shall mean the Class A common stock, par value $0.001 per share, of MultiPlan (as adjusted by any stock split, reverse stock split, dividend or other distribution, recapitalization or similar event).
“Non-Party Affiliate” shall have the meaning set forth in Section 10.12.
“Open Source Software” shall mean any Software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is licensed, provided, or distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions currently listed at http://opensource.org/licenses/alphabetical.
“Operating Agreement” shall mean the Amended and Restated Operating Agreement of the Company, dated as of September 26, 2012, as amended by Amendment No. 1, dated as of May 26, 2015, Amendment No. 2, dated as of March 31, 2016, Amendment No. 3, dated as of June 22, 2018, and Amendment No. 4 dated as of May 1, 2023, by and among the Company and the members of the Company from time to time party thereto.
“Outstanding Company Warrants” shall mean all of the warrants issued by the Company, including such warrants granting the holder thereof the rights to purchase Class A Units (as defined in the Company’s Operating Agreement), that are outstanding and unexercised immediately prior to the Closing.

“Outstanding Founder-Backed Warrants” shall mean all of the warrants issued by a Founder Seller granting the holder thereof the rights to purchase from such Founder Seller Class A Units (as defined in the Company’s Operating Agreement), that are outstanding and unexercised immediately prior to the Closing.
“Pass-Through Income Tax Return” shall mean any Tax Return (such as an IRS Form 1065 and associated IRS Schedules K-1 and corresponding or similar state and local Tax Returns) with respect to which the Company is treated as a flow-through or fiscally transparent entity for purposes of such Tax Return, i.e., where items of any income, gain, losses, deductions or other Tax items of the Company reflected on such Tax Returns are allocated to, and intended to be reflected on the Tax Returns of, the Company’s direct or indirect members, partners or equity owners (which shall include for this purpose any “composite”, non-resident partner withholding, or similar Tax Return). By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes (other than any such withholding Taxes associated with a “composite” or similar Tax Return) are not Pass-Through Income Tax Returns.
“Paying Agent Agreement” shall have the meaning set forth in Section 2.4.
“Payroll Tax Executive Order” shall mean the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).
“Permits” shall mean all permits, approvals, concessions, grants, franchises, licenses, identification numbers, accreditations, registrations, certificates, consents and other authorizations and approvals of or required by any Governmental Authority or industry associations (or similar bodies).
“Permitted Liens” shall mean (a) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Interim Financial Statements in accordance with GAAP, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent or due or payable, or are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Interim Financial Statements in accordance with GAAP, (d) with respect to real property, (x) Liens and easements due to zoning and subdivision laws and regulations and (y) reservations, restrictions, easements, limitations, conditions and other Liens of public record, in each case, which do not materially limit the Company’s use of such real property, and (e) non-exclusive licenses to Intellectual Property granted by the Company in the ordinary course of business.
“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” shall mean information that (i) is considered “personal information”, “personally identifiable information”, “protected health information,” or any similar term defined by applicable Privacy Laws or by the Company in any of its privacy policies, notices or Contracts, or (ii) directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with, a particular individual or household.
“Phantom Holders” shall mean the holders of Phantom Units.

“Phantom Unit Plan” shall mean the Amended and Restated Benefits Science LLC Phantom Unit Plan, effective as of May 26, 2021 .
“Phantom Units” shall mean the Company-Backed Phantom Units and the Founder-Backed Phantom Units.
“Pre-Closing Tax Contest” shall have the meaning set forth in Section 7.6.
“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.
“Privacy Laws” shall mean applicable Legal Requirements pertaining to the Processing of Personal Information.
“Privacy Policies” shall mean all current and former published, posted and internal policies relating to the Company’s Processing of Personal Information.
“Pro Rata Share” shall mean, as to any Seller, the percentage set forth opposite such Seller’s name, as applicable, on the Pro Rata Share Schedule attached hereto.
“Process” or “Processing” shall mean, with respect to data (including Personal Information) or a set of data, the use, collection, processing, storage, sale, sharing, modification, recording, transfer, import, export, protection (including security measures), disposal, deletion, destruction, loss, access, distribution, or disclosure of such data (including Personal Information) or a set of data.
“Proposed Allocation” shall have the meaning set forth in Section 7.2.
“Purchase Price” shall mean the Base Cash Purchase Price plus the Stock Purchase Price.
“Real Property Leases” shall have the meaning set forth in Section 3.9(c).
“Registrable Securities” shall mean the Shares, except that Shares shall cease to be Registrable Securities to the extent that such Shares (a) have been sold, transferred or otherwise disposed of by the applicable Seller to a third party, including, without limitation, in accordance with the plan of distribution set forth in the Shelf Registration Statement or in private or public transaction; (b) have ceased to be outstanding; or (c) may be sold without restriction under Rule 144 promulgated under the Securities Act, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates or current reporting requirements applicable to Multiplan under Rule 144.
“Registration Cessation Date” shall have the meaning set forth in Section 6.9(a).
“Related Party” shall mean any Affiliate of the Company and any officer, director, manager, employee, independent contractor or equityholder of the Company or any Affiliate thereof.
“Representatives” shall mean, with respect to any Person, its and its Affiliates’ respective directors, members of its board of managers, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Sales Tax Amount” shall mean $100,000.

“Sanctioned Country” shall mean any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury, Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”), or the U.S. Department of State; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or resident in, or a national of, a Sanctioned Country.
“SEC” shall mean the Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.
“Security Incident” shall mean any cyber or security incident with respect to the Company IT Systems or any confidential information or trade secret owned or Processed by or on behalf of the Company or included in the Company Intellectual Property (including any Processed by any such system or contained therein). A Security Incident shall include any incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Company IT Systems or any such confidential information or trade secret, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.
“Seller” and “Sellers” shall have the meaning set forth in the Preamble.
“Seller Representative” shall have the meaning set forth in Section 9.1(a).
“Seller Representative Expense Fund” shall have the meaning set forth in Section 9.1(e).
“Seller Transaction Expenses” shall mean, without duplication, (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by or on behalf of the Company or the Selling Parties, including those referenced in Section 3.21 of the Disclosure Schedule; (b) the fees and disbursements payable to Latham & Watkins LLP or any other legal counsel to or other advisors of the Company or the Selling Parties; (c) any change in control, retention or transaction bonus payment that, in each case, becomes payable to any current or former officer, director, manager, employee or other individual service provider of the Company as a result of the consummation of the transactions contemplated by this Agreement (but excluding (i) any amounts included in the Aggregate Company-Backed Phantom Unit Amount, the Aggregate Founder-Backed Phantom Unit Amount, and the Aggregate Founder-Backed Warrant Amount and (ii) any payments pursuant to “double trigger” arrangements triggered following the Closing Date); (d) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the Company or the Selling Parties in connection with the negotiation, preparation, and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, but only to the extent any of the items set forth in clauses (a) through (d) above have not been paid as of immediately prior to the Closing; and (e) the employer portion of any applicable payroll, social security or other similar employment Taxes payable in connection with any of the payments contemplated by the foregoing clause (c) above.

For purposes of this Agreement and solely to avoid any double counting or duplication, any amounts to the extent actually taken into account (i) in the calculation of Company Debt will not be included in the calculation of Seller Transaction Expenses and (ii) in the Seller Transaction Expenses will not be included in the calculation of Company Debt or as a current liability in the calculation of Closing Working Capital.
“Selling Parties” shall mean the Sellers, Warrant Holders and Phantom Holders.
“Shares” shall mean the shares of MultiPlan Common Stock issued as Stock Consideration pursuant to the terms of this Agreement.
“Shelf Registration Statement” means a registration statement of MultiPlan filed with the SEC on (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if MultiPlan is not eligible to file a registration statement on Form S-3, a registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act covering the Registrable Securities, as applicable.
“Software” shall mean any and all software and computer programs, whether in source code or object code, data and databases.
“Solvent” shall have the meaning set forth in Section 5.7(a).
“Sponsor” shall mean any Governmental Authority, university, college, other educational institution, research center or nonprofit organization.
“Stock Consideration” shall have the meaning set forth in Section 2.2(a)(ii).
“Stock Purchase Price” shall mean $20,000,000.
“Straddle Period” shall mean any Tax period beginning before or on and ending after the Closing Date.
“Subsequent Shelf Registration” shall have the meaning set forth in Section 6.9(b).
“Suspension Event” shall have the meaning set forth in Section 6.9(c).
“Target Working Capital Amount” shall mean $994,000.
“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state or local or non-U.S. taxes and other governmental charges in the nature of a tax, including taxes based on or measured by gross receipts, income, profits, gain, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, alternative minimum, estimated, stamp, excise, escheat, unclaimed property and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and (b) all liabilities to indemnify, assume or succeed to the liability of another Person for any item described in the foregoing clause (a), whether arising under any Legal Requirements, equity, contract, assumption, transferee or successor liability or otherwise. Grammatical variations of the term “Tax”, such as “Taxable” or “Taxing”, shall have correlative meanings.
“Tax Authority” shall mean the IRS and any other U.S. or non-U.S. Governmental Authority responsible for the administration of any Taxes.

“Tax Contest” shall mean any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or other dispute or similar claim with respect to any Taxes or Tax Return.
“Tax Law” shall mean any Legal Requirement (whether domestic or foreign) relating to Taxes.
“Tax Return” shall mean any return, report or statement filed or required to be filed with a Tax Authority with respect to Taxes (including any schedules or attachments thereto, and any amendment or supplement thereof).
“Tax Sharing Agreement” shall mean any Tax sharing, Tax indemnity, Tax allocation or Tax receivable agreement or arrangements (whether or not written), or similar agreement (other than commercial agreements entered into in the ordinary course of business the primary subject matter of which is not Taxes).
“Trade Control Laws” shall mean all export, reexport, transfer, retransfer, and import control Legal Requirements; all U.S. anti-boycott Legal Requirements; and all U.S. and non-U.S. Legal Requirements relating to economic or trade sanctions, including the Legal Requirements administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.
“Transaction Tax Deduction” shall mean, without duplication, any and all items of Tax deduction, cost, loss or expense deductible in a Pre-Closing Tax Period of the Company at a “more likely than not” or greater comfort level under applicable Legal Requirements, in each case, solely to the extent resulting from or attributable to any payment made by or on behalf of the Company with respect to any Seller Transaction Expense (or any amount that would be Seller Transaction Expense but for the fact that it was paid prior to Closing), any payments under this Agreement with respect to Phantom Units, any Indebtedness, or any liabilities included in the determination of Closing Working Capital. For purposes of this definition, to the extent permitted by applicable Legal Requirements, the parties shall apply any available elections under IRS Rev. Proc. 2011-29 to treat 70% of any such items which are “success-based fees,” within the meaning of Treasury Regulations Section 1.263(a)-5(f) and IRS Rev. Proc. 2011-29, as deductible in a Pre-Closing Tax Period of the Company.
“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp, deed or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Unaccredited Investor” shall mean (i) a Seller that is not an Accredited Investor or (ii) the estate of Betty Jean Broadbent (or, to the extent deemed to be the legal owner of Units formerly owned by Betty Jean Broadbent, Philip Broadbent, whether in his capacity as executor of such estate or his individual capacity).
“Unaudited Financial Statements” shall have the meaning set forth in Section 3.7.
“Unaudited Year-End Financial Statements” shall have the meaning set forth in Section 3.7.
“Units” has the meaning set forth in the Recitals.

“Warrant Holder” shall mean a holder of any Outstanding Company Warrant or Outstanding Founder-Backed Warrant.
“Warrant Proceeds” shall mean, with respect to each Class A Unit underlying an Outstanding Company Warrant, the amount by which the Adjusted Equity Value Per Unit exceeds the exercise or “strike” price for such Class A Unit set forth in the applicable Outstanding Company Warrant (which, for clarity, is an iterative calculation, because the Adjusted Equity Value Per Unit is determined based in part on the Warrant Proceeds, as detailed in the Distribution Methodology).
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Legal Requirements.
“Working Capital” shall mean the amount (which may be a negative number) equal to (i) the current assets of the Company for the same line items as are set forth in the Working Capital Schedule minus (ii) the current liabilities of the Company for the same line items as are set forth in the Working Capital Schedule, in each case as of the Adjustment Time and determined in accordance with the Accounting Principles; provided that in the event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and the Accounting Principles, the Accounting Principles shall govern with respect to such conflict or inconsistency; provided, further, that Working Capital shall not include, and shall be calculated without taking into account the effect of, (A) any Seller Transaction Expenses, (B) any Cash, (C) Income Tax or any deferred Tax assets or Income Tax or deferred Tax liabilities, (D) any Indebtedness of the Company and (E) any liability of the Company with respect to sale, use or other similar Taxes that are due and payable prior to the Closing Date.
“Working Capital Deficiency” shall mean the amount, if any, by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is less than the Target Working Capital Amount; provided, however, that if such amount is less than $99,400, then the Working Capital Deficiency shall be deemed to be zero.
“Working Capital Surplus” shall mean the amount, if any, by which the Closing Working Capital, as finally determined pursuant to Section 2.2(d), is greater than the Target Working Capital Amount; provided, however, that if such amount is less than $99,400, then the Working Capital Surplus shall be deemed to be zero.

1.2Interpretation. For purposes of this Agreement, the following rules of interpretation apply:
(a)Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.
(b)Calculation of Time Period. Except as otherwise provided herein, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If any period is to be measured in Business Days and the last day of such period is not a Business Day, the period in question ends on the next succeeding Business Day. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(c)Currency. Any reference in this Agreement to “$” means U.S. dollars.
(d)Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Annex,” “Section,” “Schedule” or “Exhibit” are to the corresponding Annex, Section, Schedule or Exhibit of this Agreement.
(e)Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event any ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.
(f)Counterparts. This Agreement may be executed in two (2) or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.
(g)Electronic Mail. The exchange of signature pages to this Agreement (in counterparts or otherwise) by electronic mail transmission,.pdf scan or other electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.
(h)Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)Exhibits/Schedules/Annexes. The Exhibits, Schedules and Annexes to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. The Company may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter, exception or qualification set forth in any section of the Disclosure Schedule shall be deemed to be referred to and incorporated in each other applicable section of the Disclosure Schedule if the relevance of such disclosure to such other section of the Disclosure Schedule is reasonably apparent on its face. The inclusion of information in the Disclosure Schedule will not be construed as an admission to any third party of any liability or obligation of the Company or any Seller. Any capitalized terms used in any Exhibit, Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.
(ii)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(iii)License. The word “license” (regardless of the tense when used as a verb or single or plural form when used as a noun) shall include the term “sublicense” (and its corresponding forms) and vice versa.
(iv)Regulations. Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.
(v)Accounting Terms. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(vi)Herein. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits, Schedules and Annexes to this Agreement) and not merely to a particular term or provision of this Agreement or subdivision in which such words appear unless the context otherwise requires.
(vii)Including. The word “including” or any variation thereof means “including, without limitation”, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)If. The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”.
(ix)To the Extent. The phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(x)Or. Unless context clearly requires otherwise, the word “or” when used herein shall not be exclusive (i.e., “or” shall mean “and/or”).
(xi)Provided to. The phrases “provided to Buyer” or “made available to Buyer” or words of similar import mean making the referenced materials available to Buyer and its representatives in the “Babylon” online data room organized by Datasite in connection with the transactions contemplated hereby at least two Business Days prior to the date hereof and that remained so available to, and continuously accessible by, Buyer and its representatives through the Closing Date.
(xii)Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or other financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or other financial statements that expressly related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or other financial statements, or (C) such item is reflected on the balance sheet or other financial statements and is specifically set forth in the notes thereto.

(xiii)Threatened. The word “threatened” or any variation thereof, unless otherwise described in the context in which it appears, means “threatened in writing” or, to the Company’s Knowledge, orally.

SECTION 2
PURCHASE AND SALE
2.1Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase and accept from each of the Sellers, and each of the Sellers agrees to sell, transfer and deliver to Buyer, severally and not jointly, and free and clear of all Liens (other than any restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer as a result of applicable securities laws), all of the Units (the “Acquired Units”).
2.2Purchase Price; Adjustments.
(a)Purchase Price Payable at Closing. Subject to the terms and conditions set forth in this Agreement, the aggregate consideration payable to the Sellers (subject to reduction of cash amounts payable to the Founder Sellers by the Aggregate Founder-Backed Phantom Unit Amount and the Aggregate Founder-Backed Warrant Amount as set forth in greater detail in the Distribution Methodology) at the Closing (the “Estimated Purchase Price”) for the Acquired Units shall consist of:
(i)an amount (the “Estimated Cash Purchase Price”) in cash to be paid by Buyer (subject to adjustment pursuant to Section 2.2(d)), equal to:
(A)the Base Cash Purchase Price; plus
(B)the Estimated Working Capital Surplus, if any; minus
(C)the Estimated Working Capital Deficiency, if any; plus
(D)the Estimated Closing Cash; minus
(E)the Estimated Company Debt; minus
(F)the Estimated Seller Transaction Expenses; minus
(G)the Aggregate Company-Backed Phantom Unit Amount; minus
(H)the Aggregate Warrant Amount; minus
(I)the Seller Representative Expense Fund; minus
(J)the Adjustment Escrow Amount; and
(ii)subject to the following paragraph, a number of shares of MultiPlan Common Stock equal to the Stock Purchase Price divided by the Issue Price issued by MultiPlan (the “Stock Consideration”).
The Estimated Purchase Price shall be allocated among the Sellers, Warrant Holders and the Phantom Holders in accordance with the distribution methodology described on Annex 1 hereto (the “Distribution Methodology”). No fractional Shares will be issued as Stock Consideration, and any such fractional Share shall be rounded down to the nearest whole Share on a holder-by-holder basis, subject to the cash payment in lieu of such fractional Shares as provided in this paragraph. Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a Share (after aggregating all Units delivered by such Seller) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a Share multiplied by the Issue Price, rounded down to the nearest whole cent. For the avoidance of doubt, any such cash paid by Buyer in lieu of fractional Shares shall reduce the Stock Purchase Price and increase the Base Cash Purchase Price by the same amount such that the net effect is no change to the Estimated Purchase Price or Adjusted Purchase Price.
Notwithstanding anything herein or in the Company Organizational Documents to the contrary, the portion of the Estimated Cash Purchase Price otherwise payable in respect of the Acquired Units owned by the Founder Sellers shall be reduced by an amount equal to the Aggregate Founder-Backed Phantom Unit Amount plus the Aggregate Founder-Backed Warrant Amount as set forth in greater detail on the Distribution Methodology. Notwithstanding anything to the contrary in the Company Organizational Documents, each Seller acknowledges and agrees that Buyer shall be entitled to conclusively rely on the Distribution Methodology and the terms of this Agreement for purposes of determining amounts payable to the Sellers, Warrant Holders and Phantom Holders in connection with the transactions contemplated hereby. Each Seller expressly acknowledges and agrees that, notwithstanding anything to contrary in any agreements relating to the Founder-Backed Phantom Units or the Outstanding Founder-Backed Warrants or in the Phantom Unit Plan, each holder of any Founder-Backed Phantom Unit or any Outstanding Founder-Backed Warrant will be entitled to receive the same Adjusted Equity Value Per Unit per Founder-Backed Phantom Unit or Class A Unit underlying such Outstanding Founder-Backed Warrant, as applicable (in each case, before taking into account any conversion price or “strike” price under the applicable Founder-Backed Phantom Unit Award or Outstanding Founder-Backed Warrant), as any Company-Backed Phantom Unit or Company-Backed Warrant, in each case, as set forth in greater detail on the Distribution Methodology.
(b)Initial Closing Statement. At least four (4) Business Days prior to the Closing Date, the Company has delivered to Buyer a statement (the “Initial Closing Statement”) of the Company setting forth, in reasonable detail and consistent with the definitions set forth herein, the following:
(i)the Company’s good faith estimate of the Working Capital as of the Adjustment Time (the “Estimated Working Capital”) (prepared in accordance with the Working Capital Schedule attached hereto and the Accounting Principles; provided that in the event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and the Accounting Principles, the Accounting Principles shall govern with respect to such conflict or inconsistency), and the amount of any Estimated Working Capital Surplus or Estimated Working Capital Deficiency;
(ii)the Company’s good faith estimate of the Closing Cash (“Estimated Closing Cash”);
(iii)the Company’s good faith estimate of the Company Debt (the “Estimated Company Debt”), together with a description and the amount of each element thereof;
(iv)the Company’s good faith estimate of the aggregate Seller Transaction Expenses as of immediately prior to the Closing (the “Estimated Seller Transaction Expenses”), together with a description and the amount of each element thereof;
(v)the Company’s good faith estimate of the Aggregate Company-Backed Phantom Unit Amount;

(vi)the Company's good faith estimate of the Aggregate Warrant Amount;

(vii)the Company’s calculation of the Estimated Cash Purchase Price and the Estimated Purchase Price based on the foregoing; and
(viii)the Company’s allocation of such Estimated Purchase Price (as a dollar amount and as a percentage), including the allocation of the Stock Consideration and the Estimated Cash Purchase Price, among the Sellers, Warrant Holders and the Phantom Holders in accordance with the Distribution Methodology.
(c)The Initial Closing Statement attached hereto as Exhibit B shall be deemed the definitive calculation of each Seller’s, each Warrant Holder’s and each Phantom Holder’s share of the Estimated Purchase Price payable at the Closing, and shall be used for purposes of determining amounts payable pursuant to Section 2.3(b). Without limiting the foregoing, Buyer and its Affiliates and the Paying Agent may conclusively rely upon the Initial Closing Statement, and in no event will Buyer, its Affiliates or the Paying Agent have any liability to the Selling Parties or any other Person on account of payments made in accordance with the Initial Closing Statement.
(d)Post-Closing Adjustment to Purchase Price.
(i)As promptly as practicable, but in no event later than ninety (90) days following the Closing Date, Buyer shall in good faith (A) prepare and deliver to the Seller Representative a statement (the “Closing Date Schedule”) setting forth in reasonable detail (x) Buyer’s calculation of Company Debt, Closing Cash, Seller Transaction Expenses and Working Capital (the “Closing Working Capital”) prepared in accordance with the Working Capital Schedule attached hereto and the Accounting Principles; provided that in the event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and the Accounting Principles, the Accounting Principles shall govern with respect to such conflict or inconsistency, (y) Buyer’s proposed Working Capital Deficiency (if any) or proposed Working Capital Surplus (if any), and (z) Buyer’s calculation of the Adjusted Purchase Price based on the foregoing, and (B) deliver to the Seller Representative the Closing Date Schedule, together with written confirmation by Buyer that the Closing Date Schedule was prepared in good faith in accordance with this Agreement, the Working Capital Schedule attached hereto and the Accounting Principles; provided that in the event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and the Accounting Principles, the Accounting Principles shall govern with respect to such conflict or inconsistency. The Closing Date Schedule will entirely disregard (i) any and all purchase accounting effects on the assets or Liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates or any other transaction entered into by Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby (except to the extent set forth in the definitions of the terms Working Capital, Closing Cash, Company Debt and Seller Transaction Expenses or otherwise contemplated hereby), and (ii) any of the plans, transactions, or changes which Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Buyer or any of its assets or Liabilities. Following Buyer’s delivery of the Closing Date Schedule pursuant to this Section 2.2(d)(i), Buyer shall provide the Seller Representative and its Representatives timely reasonable access, during normal business hours, in such a manner as to not unreasonably interfere with the normal operation of Buyer and its subsidiaries (including the Company), to the records, properties, management personnel involved in the preparation of the Closing Date Schedule and (subject to the execution of customary work paper access letters if requested) auditors of the Company to the extent reasonably relating to the preparation of and reasonably necessary for the Seller Representative’s review of the Closing Date Schedule and shall cause the management personnel of the Company involved in the preparation of the Closing Date Schedule to reasonably cooperate with the Seller Representative in connection with its review of the Closing Date Schedule.
(ii)The Seller Representative may dispute any amounts reflected on the Closing Date Schedule by notifying Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth the basis for such dispute and providing reasonable supporting documentation (to the extent reasonably available to the Seller Representative) and calculations for such dispute, within sixty (60) days of Buyer’s delivery to the Seller Representative of the Closing Date Schedule. If the Seller Representative delivers a notice of disagreement within such sixty (60) day period, the Seller Representative and Buyer shall, during the sixty (60) days following such delivery (or such longer period as they may mutually agree), each use reasonable best efforts to reach agreement on the disputed items or amounts in order to finally determine the amounts set forth on the Closing Date Schedule. If the Seller Representative and Buyer are unable to reach agreement concerning any items on the Closing Date Schedule during such sixty (60) day (or such mutually agreed longer) period, they shall promptly thereafter submit the dispute to the Accounting Arbitrator for resolution pursuant to Section 2.2(e).
(iii)The amounts set forth on the Closing Date Schedule shall be deemed conclusively determined for purposes of this Agreement upon the earliest to occur of (A) the failure of the Seller Representative to notify Buyer of a dispute within sixty (60) days of Buyer’s delivery of the Closing Date Schedule as set forth in Section 2.2(d)(ii), (B) the mutual written resolution of all disputes pursuant to Section 2.2(d)(ii) by Buyer and the Seller Representative, and (C) the resolution of all disputes by the Accounting Arbitrator pursuant to Section 2.2(e).
(e)Adjustment Dispute Resolution. If the Seller Representative and Buyer are unable to reach agreement concerning the Closing Date Schedule following the process under Section 2.2(d)(ii), they shall submit such dispute to an independent accounting firm of recognized national standing, mutually selected by Buyer and the Seller Representative (the “Accounting Arbitrator”) for resolution pursuant to this Section 2.2(e) and instruct the Accounting Arbitrator to review the disputed items or amounts for the purpose of final determination of the amounts set forth on the Closing Date Schedule; provided that the Accounting Arbitrator shall rely on definitions set forth in this Agreement, the methodologies set forth in the Working Capital Schedule and the Accounting Principles, as applicable; provided, further, that in the event of a conflict or inconsistency between the methodologies in the Working Capital Schedule and the Accounting Principles, the Accounting Principles shall govern with respect to such conflict or inconsistency. In making such determination and calculations, the Accounting Arbitrator shall act as an expert and not an arbitrator and shall consider and opine on only those items or amounts on the Closing Date Schedule as to which the Seller Representative has timely disagreed in writing pursuant to Section 2.2(d)(ii). Each of Buyer and the Seller Representative shall promptly provide their assertions regarding the disputed amounts concerning the Closing Date Schedule pursuant to Section 2.2(d)(ii) in writing to the Accounting Arbitrator and to each other. The Accounting Arbitrator shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the parties hereto agree should not be later than thirty (30) days after submission of the dispute to the Accounting Arbitrator) in a report setting forth the Accounting Arbitrator’s calculation of the disputed amounts (which calculation shall be within the range of dispute in respect of each disputed item between the amounts set forth on the Closing Date Schedule and the notice of dispute timely delivered by the Seller Representative in accordance with Section 2.2(d)(ii)). The Accounting Arbitrator shall base its determination solely on the written submissions of the parties and the terms of this Agreement and shall not conduct an independent investigation. Such report shall be final and binding upon the Seller Representative, the Sellers and Buyer and the resulting Closing Date Schedule and amounts set forth thereon shall be final for all purposes of this Agreement, absent fraud or manifest error. Buyer, on the one hand, and the Seller Representative, on behalf of the Sellers, on the other hand, shall each pay their own fees and expenses. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by Buyer and the Seller Representative, solely at the expense of the Sellers, based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to ten thousand dollars ($10,000) and the Accounting Arbitrator awards six thousand dollars ($6,000) in favor of the Seller Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of such costs would be borne by the Seller Representative, on behalf of the Sellers.
(f)Payment Upon Final Determination of Adjustments.
(i)If (A) the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is less than (B) the Estimated Purchase Price, as estimated in accordance with Section 2.2(b), then the Seller Representative and Buyer shall, promptly after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of such deficiency to Buyer from the Adjustment Escrow Funds and the remainder of the Adjustment Escrow Funds, if any, to the Paying Agent for further distribution to the Sellers and Warrant Holders in accordance with the Distribution Methodology (less any portion of such remainder to be paid to the Phantom Holders in accordance with the Distribution Methodology plus the amount of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, which shall be distributed by the Paying Agent to the Company for further distribution through the Company’s normal payroll procedures to the Phantom Holders in accordance with the Distribution Methodology, net of applicable Tax withholding). In the event of any such deficiency, Buyer’s sole recourse shall be the release of the Adjustment Escrow Funds as contemplated by the foregoing sentence.
(ii)If (A) the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, is greater than (B) the Estimated Purchase Price, as estimated in accordance with Section 2.2(b), then (x) Buyer shall, no later than five (5) Business Days after the Adjusted Purchase Price is finally determined in accordance with this Section 2.2, pay (or, to the extent Buyer fails to so pay within such five (5) Business Day period, Parent shall promptly (but in any event within one (1) Business Day thereafter) pay) to the Paying Agent for further distribution to the Sellers and Warrant Holders and, through the Company’s payroll, the Phantom Holders, an amount equal to the lesser of such excess and the amount of the Adjustment Escrow Funds by delivery of immediately available funds in accordance with payment instructions (which shall include the allocation of such amount among the Selling Parties in accordance with the Distribution Methodology, net of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts) provided in writing by the Seller Representative to Buyer, and (y) the Seller Representative and Buyer shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire amount of the Adjustment Escrow Funds to the Paying Agent for further distribution to the Sellers and Warrant Holders in accordance with the Distribution Methodology (less any portion of the Adjustment Escrow Funds to be paid to the

Phantom Holders in accordance with the Distribution Methodology plus the amount of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amount, which shall be distributed by the Paying Agent to the Company for further distribution through the Company’s normal payroll procedures to the Phantom Holders in accordance with the Distribution Methodology, net of applicable Tax withholding). In the event of any such excess, Buyer shall not have any liability to the Sellers, Warrant Holders and the Phantom Holders in excess of the aggregate amount of the Adjustment Escrow Funds.
(iii)If (A) the Adjusted Purchase Price, as finally determined in accordance with this Section 2.2, equals (B) the Estimated Purchase Price, as estimated in accordance with Section 2.2(b), then the Seller Representative and Buyer shall issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire amount of the Adjustment Escrow Funds to the Paying Agent for further distribution to the Sellers and Warrant Holders in accordance with the Distribution Methodology (less any portion of the Adjustment Escrow Funds to be paid to the Phantom Holders in accordance with the Distribution Methodology plus the amount of the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amount, which shall be distributed by the Paying Agent to the Company for further distribution through the Company’s normal payroll procedures to the Phantom Holders in accordance with the Distribution Methodology, net of applicable Tax withholding).
(iv)Any payments made to any party pursuant to this Section 2.2(f) shall constitute an adjustment of the Estimated Purchase Price for Tax purposes and shall be treated as such by Buyer and the Sellers on their Tax Returns to the extent permitted by applicable Tax Law.
(g)Withholding Rights; Deductions from Purchase Price. Each of the Company, Buyer, the Escrow Agent, the Paying Agent (and any of their respective paying agents) and any other applicable withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any payment to any Person under this Agreement such amounts as any of them is required to deduct and withhold under applicable Tax Law with respect to such payments. Before making any such deduction or withholding (other than any such deduction or withholding in respect of compensatory payments or arising as a result of a Selling Party’s failure to deliver the required IRS Forms or the Company’s failure to deliver the required certifications, in each case, in accordance with Sections 2.4 and 8.1(g)), the Payor shall use commercially reasonable efforts to (i) provide the Seller Representative at least (5) days’ advance written notice of the intention to make such deduction or withholding, (ii) discuss the proposed deduction or withholding in good faith with the Seller Representative and the Person with respect to whom such deduction or withholding is proposed to be made and (iii) reasonably cooperate with any reasonable request from such Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld or deducted and timely paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.3Closing.
(a)Time and Place. The closing of the purchase of the Acquired Units (the “Closing”) shall take place at 10:00 a.m., eastern time, on the date hereof (the “Closing Date”). The Closing will take place remotely or at such other place as the parties shall otherwise mutually agree in writing.
(b)Transactions at the Closing.

(i)Payment of Company Debt; Transaction Expenses. Upon the Closing, Buyer on behalf of the Company shall pay or cause to be paid, (A) the amounts constituting all Estimated Company Debt evidenced on the Initial Closing Statement (other than any Estimated Company Debt not to be paid off at the Closing as set forth in Section 2.3(b)(i) of the Disclosure Schedule), and (B) the Estimated Seller Transaction Expenses identified on the Initial Closing Statement, in each case, by wire transfer of immediately available funds to the respective creditors, vendors or other Persons (or through the Company’s payroll, as applicable) and in the respective amounts set forth thereon.
(ii)Payment of Estimated Purchase Price to the Sellers, Warrant Holders and the Phantom Holders.
(A)Subject to the terms and conditions hereof, at the Closing, Buyer shall (x) pay or cause to be paid to the Paying Agent (for further distribution to each Seller in accordance with the Distribution Methodology) the portion of the Estimated Cash Purchase Price allocable, in the aggregate, to the Sellers in accordance with the Distribution Methodology (such portion being set forth on the Initial Closing Statement) (taking into account the reduction of the cash amounts payable to the Founder Sellers by the Aggregate Founder-Backed Phantom Unit Amount and the Aggregate Founder-Backed Warrant Amount, as set forth in greater detail on the Distribution Methodology), and (y) issue or cause to be issued to each Seller such Seller’s respective allocable share of the Stock Consideration (such allocable share being set forth on the Initial Closing Statement and determined in accordance with the Distribution Methodology), if any.
(B)Prior to the date hereof, the Paying Agent has, at the direction of the Seller Representative, delivered to each Phantom Holder a Phantom Unit Cancellation Agreement in the form attached hereto as Exhibit C (a “Phantom Unit Cancellation Agreement”) and instructions for completing, executing and returning such Phantom Unit Cancellation Agreement in exchange for the applicable portion of the Estimated Cash Purchase Price. Subject to the terms and conditions hereof, at the Closing, Buyer shall pay or cause to be paid to the Company (for further distribution to the Phantom Holder through the Company’s payroll system) the portion of the Estimated Cash Purchase Price payable to the Phantom Holders, plus the amount of any payroll, social security, unemployment or similar Taxes imposed on such amounts, in accordance with the Distribution Methodology (such portion being set forth on the Initial Closing Statement) (the “Aggregate Phantom Amount”). The Company shall pay the applicable portion thereof allocable to the Phantom Holders who have delivered a duly completed and validly executed Phantom Unit Cancellation Agreement to the Paying Agent prior to the date hereof (as determined in accordance with the Distribution Methodology), through the Company’s normal payroll procedures, to such Phantom Holders in accordance with the Distribution Methodology, net of applicable Tax withholding. With respect to each Phantom Holder that has not delivered a duly completed and validly executed Phantom Unit Cancellation Agreement to the Paying Agent prior to the date hereof, the Company shall, as soon as reasonably practicable after such Phantom Holder delivers to the Company a duly completed and validly executed Phantom Unit Cancellation Agreement, cause the portion of the Estimated Cash Purchase Price to which such Phantom Holder is entitled pursuant to Section 2.2(a) to be paid to such Phantom Holder via the Company’s payroll system in accordance with standard payroll practices (and in all events in compliance with Section 409A of the Code). No interest shall be paid or accrue on any amount payable upon delivery of any Phantom Unit Cancellation Agreement.
(C)Prior to the date hereof, the Company has delivered to each Warrant Holder a Warrant Cancellation Agreement in the form attached hereto as Exhibit D (a “Warrant Cancellation Agreement”) and instructions for completing, executing and returning such Warrant Cancellation Agreement in exchange for the applicable portion of the Estimated Cash Purchase Price payable to such Warrant Holders in accordance with the Distribution Methodology (such allocable portion being set forth on the Initial Closing Statement). Subject to the terms and conditions hereof, at the Closing, Buyer shall pay or cause to be paid to each Warrant Holder who has delivered a duly completed and validly executed Warrant Cancellation Agreement to the Company prior to the date hereof such Warrant Holder’s respective allocable share of the Estimated Cash Purchase Price payable to such Warrant Holder in accordance with the Distribution Methodology (such allocable share being set forth on the Initial Closing Statement). With respect to each Warrant Holder that has not delivered a Warrant Cancellation Agreement duly completed and validly executed to the Company prior to the date hereof, Buyer shall, as soon as reasonably practicable after such Warrant Holder delivers to the Company a duly completed and validly executed Warrant Cancellation Agreement, cause to be paid to such Warrant Holder its respective allocable share of the Estimated Cash Purchase Price payable to such Warrant Holder in accordance with the Distribution Methodology (such allocable share being set forth on the Initial Closing Statement). No interest shall be paid or accrue on any amount payable upon delivery of any Warrant Cancellation Agreement.
(iii)Payment of Seller Representative Expense Fund to the Seller Representative. Buyer shall pay or cause to be paid the Seller Representative Expense Fund to the Seller Representative, as provided in Section 9.1(e).
(iv)Escrow. At the Closing, Buyer shall deliver or cause to be delivered cash in an amount equal to the Adjustment Escrow Amount to Western Alliance Bank d/b/a Bridge Bank, a national banking association, as escrow agent (the “Escrow Agent”), pursuant to the provisions of the escrow agreement, substantially in the form attached as Exhibit E hereto (the “Escrow Agreement”), entered into by and among Buyer, the Seller Representative and the Escrow Agent on the date hereof. The Adjustment Escrow Amount (or any portion thereof) shall be distributed to the Sellers, the Warrant Holders the Phantom Holders and Buyer at the times and upon the terms and conditions set forth in the Escrow Agreement in accordance with this Section 2.3(b) and Section 2.2(f).
(v)Each such payment made at the Closing pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds; provided that, prior to the Closing Date, Buyer has been provided with valid wiring instructions for the recipient of each such payment.
2.4Paying Agent. Buyer and the Seller Representative hereby appoint Western Alliance Bank d/b/a Bridge Bank, a national banking association, to act as paying agent (the “Paying Agent”) for purposes of this Agreement, pursuant to that certain Paying Agent Agreement, substantially in the form attached as Exhibit F hereto (the “Paying Agent Agreement”), entered into by and among Buyer, the Seller Representative and the Paying Agent on the date hereof. Prior to the Closing, the Paying Agent has provided to each Seller a letter of transmittal, substantially in the form attached hereto as Exhibit G (each, a “Letter of Transmittal”). Notwithstanding any term in this Agreement to the contrary, no Seller shall receive such Seller’s portion of the Estimated Cash Purchase Price (or any amounts that may become payable to such Seller pursuant to Section 2.2(d)) until such Seller has completed, signed and delivered to the Paying Agent its Letter of Transmittal, including a duly completed and executed IRS Form W-9, and no Warrant Holder shall receive such Warrant Holder’s portion of the Estimated Cash Purchase Price (or any amounts that may become payable to such Warrant Holder pursuant to Section 2.2(d)) until such Warrant Holder has completed, signed and delivered to the Paying Agent its executed IRS Form W-9.
2.5Transfer Taxes. Any Transfer Taxes shall be paid and be borne by Buyer. Buyer hereby agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to all such Transfer Taxes. Buyer shall provide Seller Representative with evidence reasonably satisfactory to Seller Representative that such Transfer Taxes have been paid.
2.6Cash-Only Consideration. Notwithstanding anything to the contrary in this Agreement, in no event shall any Unaccredited Investor be entitled to receive any portion of the Stock Consideration. To the extent any such Seller would have been entitled to be issued a portion of the Stock Consideration under this Agreement but for such Seller’s status as an Unaccredited Investor, Buyer shall (a) reduce the total Stock Consideration by the portion allocable to such Seller and (b) in lieu of issuing such portion of the Stock Consideration to such Seller, pay or cause to be paid to such Seller an amount in cash equal to the product of the aggregate number of shares of MultiPlan Common Stock allocable to such Seller in accordance with the Distribution Methodology and the Issue Price (such amount, the “Unaccredited Investor Cash Out Amount”). For the avoidance of doubt, any Unaccredited Investor Cash Out Amount shall reduce the Stock Purchase Price and increase the Base Cash Purchase Price by the same amount such that the net effect is no change to the Estimated Purchase Price or Adjusted Purchase Price.
SECTION 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company hereby represents and warrants to Buyer that the statements in this Section 3 are true, complete and correct as of the Closing (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the corresponding disclosure schedule supplied by the Company to Buyer, dated as of the date of this Agreement (the “Disclosure Schedule”).
3.1Organization and Good Standing; Organizational Documents.
(a)The Company is a limited liability company organized under the laws of the State of Texas. The Company has all necessary organizational power and authority to own, lease and operate its properties and assets, as applicable, and conduct its business as currently and as presently proposed to be conducted. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company is duly qualified, licensed or admitted to do business as a foreign entity and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing, except where the failure to be so qualified, licensed, admitted or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)Prior to the date of this Agreement, the Company has furnished to Buyer true, complete and correct copies of the Company Organizational Documents. Such documents are in full force and effect and the Company is not in violation of any provision of the Company Organizational Documents.

3.2Capitalization.
(a)The Units owned by the Sellers, in the respective amounts and types set forth next to each Seller’s name on Schedule 3.2(a) of the Disclosure Schedule, constitute all of the issued and outstanding Units.
(b)All of the issued and outstanding Units have been duly authorized and validly issued in compliance with the Company Organizational Documents. Except as set forth in Section 3.2(b) and Section 3.2(c) of the Disclosure Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Units or any other Equity Interests of the Company or receive any payments (including distributions) in respect thereof is authorized or outstanding. The Company does not have any obligation to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any Units any evidence of indebtedness or assets of the Company, as the case may be. Except pursuant the Company Organizational Documents, the Company does not have any obligation to purchase, redeem or otherwise acquire any Units or any interest therein or to pay any dividend or make any other distribution in respect thereof.
(c)Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no outstanding or authorized unit appreciation, phantom unit, profit participation, preemptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or similar rights or other Equity Interests with respect to the Company or instruments tracking the value of any Units. Section 3.2(c) of the Disclosure Schedule sets forth, for each Phantom Holder, the following with respect to such Person’s Phantom Units: (i) the grant date, (ii) the distribution threshold/floor amount, (iii) the vesting status, including whether or not the Phantom Units will vest in connection with the transactions contemplated by this Agreement and (iv) whether such Phantom Units are Founder-Backed Phantom Units or Company-Backed Phantom Units.
(d)All of the issued and outstanding Units, Phantom Units and Warrants, as applicable, (i) are free of any Liens or any other limitation or restriction (other than transfer restrictions under applicable securities laws), (ii) were not issued in violation of any preemptive or similar rights or rights of first refusal, including any of the foregoing created by statute, the Company Organizational Documents or any agreement to which the Company is a party or by which it is bound and (iii) were issued in compliance with all applicable Legal Requirements, including all federal and state securities or “blue sky” laws.
3.3Subsidiaries. The Company does not have, and has never had, any subsidiaries, and does not own or control, and has never owned or controlled, directly or indirectly, any Equity Interest, partnership interest, joint venture interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any such interest in, any Person.
3.4Authority; No Conflicts.
(a)The Company has all necessary organizational power and authority to execute and deliver this Agreement, each Ancillary Agreement to be executed and delivered by the Company at Closing and each instrument required hereby to be executed and delivered by the Company at the Closing and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, each Ancillary Agreement to be executed and delivered by the Company at Closing, each instrument required hereby to be executed and delivered by the Company at the Closing and the performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action, and no other actions on the part of the Company are necessary to authorize this Agreement, each Ancillary Agreement to be executed and delivered by the Company at Closing or any instrument required hereby to be executed and delivered by the Company at the Closing or the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby.
(b)This Agreement has been, and each Ancillary Agreement to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly authorized and approved by all necessary action of the Company or its managers and officers and executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party or parties hereto or thereto, as applicable, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(c)Except as set forth on Section 3.4(c) of the Disclosure Schedule, the execution, performance and delivery of this Agreement by the Company, each Ancillary Agreement to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed, performed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement, each Ancillary Agreement to be executed, performed and delivered by the Company at Closing and each instrument required hereby to be executed, performed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which the Company is entitled under, any Contract, Permit, Lien or other material interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets of the Company or any Units, Phantom Units or Warrants, or (iv) violate any Legal Requirement applicable to the Company or any Seller or any of their respective properties or assets, except in each case in respect of items in clauses (i) through (iv) of this Section 3.4(c), as would not reasonably be expected to be material to the Company.
3.5Consents; Notices. No clearance, consent, approval, order, Permit, authorization or waiting period expiration or termination (together, the “Consents”) of, or registration, declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by the Company or any Seller or the Seller Representative, in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the transactions to be consummated as contemplated by this Agreement and the Ancillary Agreements.
3.6Absence of Changes. Except as set forth in Section 3.6 of the Disclosure Schedule, since December 31, 2022, (x) there has not been a Material Adverse Effect, (y) the business of the Company has been conducted in all material respects in the ordinary course of business and (z) there has not been any:
(a)damage, destruction or loss, whether or not covered by insurance, in an amount in excess of $100,000;
(b)amendment or other change to the Company Organizational Documents;

(c)(i) declaration, setting aside or payment of any dividend or distribution in any property in respect of any interest of the Company (other than a distribution of excess cash not needed in the operation of the business in the ordinary course to the Sellers); (ii) authorization for issuance, issuance, grant, sale, delivery, disposal of, pledge or other encumbrance of any Equity Interests of the Company; (iii) reclassification, combination or split of any of the Equity Interests of the Company; (iv) adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; (v) redemption, repurchase or other acquisition of any Equity Interests of any Person; or (vi) issuance of any notes, bonds or other debt securities of the Company;
(d)termination of any Listed Contract (which, for the avoidance of doubt, shall not include the expiration of any Listed Contract in accordance with its terms or the termination of a Listed Contract by the counterparty thereto), amendment to any Listed Contract, cancellation, modification or waiver of any Indebtedness, insurance policy or material claims held by the Company or waiver of any material rights of value or entry into any Contract of a type that would be considered a Listed Contract if such Contract were in effect on the date hereof;
(e)mortgage, pledge or subjecting to any Lien (other than a Permitted Lien) of any portion of the Company’s assets;
(f)sale, transfer, assignment, conveyance, license or other disposal of the Company’s assets or properties valued at more than $50,000 in the aggregate;
(g)use of any cash or cash equivalents of the Company prior to the Closing on the Closing Date other than for the ordinary course repayment of trade creditors for current Liabilities included in the calculation of Closing Working Capital;
(h)entry into, establishment, adoption, termination, amendment or modification of any Benefit Plan (or any compensation or benefit plan, policy, program, agreement or arrangement that would be a Benefit Plan if it were in existence as of the date hereof), except modifications to welfare plans in connection with annual renewals and in the ordinary course of business consistent with past practice;
(i)(i) grant of any cash, bonus, equity or equity-based incentive award(s), severance or termination pay to any current or former employee or individual service provider, (ii) increase or decrease in the compensation payable or benefits provided to any current or former employee or individual service provider, (iii) acceleration of the funding, vesting or payment of any compensation or benefit due under any Benefit Plan or otherwise, (iv) hire, engagement, termination, furlough or temporary layoff of any individual with annual compensation in excess of $75,000 or (v) cancellation or forgiveness of any loan made to any current or former employee or individual service provider;
(j)incurrence or assumption of any Indebtedness or guarantee of any Indebtedness in excess of $100,000 in the aggregate;
(k)payment, loan or advancement of any amount to, or sale, transfer or lease of any of the Company’s assets to, or entry into any agreement or arrangement with, any Related Party, except for advances in respect of business expenses made to employees in the ordinary course of business consistent with past practice;
(l)acquisition, including by merging or consolidating with, or by purchasing any of the Equity Interests or a material portion of the assets of, or by any other manner, of any business or any Person or entry into any joint venture or partnership;

(m)making or incurrence of any capital expenditures that, individually or in the aggregate, (i) are in excess of $100,000 or (ii) will impose any material restrictions on the conduct of the business of the Company after the Closing;
(n)(i) material Tax election made, revoked or changed (ii) change in any annual Tax accounting period, (iii) adoption of or change in any material method of Tax accounting, (iv) filing of any amended Income Tax Return or other material Tax Return, (v) enter into any “closing agreement” with any taxing authority regarding a material amount of Tax, (vi) settlement of any Action or assessment in respect of a material amount of Tax, (vii) consent given to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (viii) surrender any right to claim a refund, offset or other reduction in liability of or for a material amount of Taxes;
(o)settlement or compromise of any Action involving the payment of, or an agreement to pay, $50,000 individually or $100,000 in the aggregate;
(p)(i) change in any cash management practices and policies or practices and policies with respect to the collection of accounts receivable, establishment of reserves for uncollectible accounts or payment of trade accounts payable, or (ii) acceleration of the collection of or discounting of any accounts receivable, delay in the payment of accounts payable or accrued expenses, delay in the purchase of supplies or delay in any capital expenditures, repairs or maintenance;
(q)sale, license, transfer, abandonment, permitting to lapse or other disposal of any Intellectual Property, other than non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;
(r)disclosure of any confidential information or trade secrets owned or Processed by or on behalf of the Company or included in the Company Intellectual Property (other than in the ordinary course of business subject to appropriate written obligations with respect to confidentiality, non-use and non-disclosure) or disclosure, license, escrow, or other making available, or grant of any rights to, any source code (other than source code disclosed to employees and contractors performing services for the Company that are subject to written confidentiality obligations with the Company);
(s)making of any material adverse change to the operation or security of any Company IT Systems or the Company’s policies or procedures with respect to Personal Information, except as required by applicable Privacy Laws;
(t)(i) modification, extension, termination or entry into any Labor Agreement or (ii) recognition or certification of any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of the Company;
(u)implementation or announcement of any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act;
(v)waiver or release of any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of the Company; or
(w)authorization of any of the foregoing, or commitment or agreement to take actions, whether in writing or otherwise, to do any of the foregoing.

3.7Financial Statements.
(a)Attached hereto as Section 3.7 of the Disclosure Schedule are true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2021 and December 31, 2022 and the related audited statements of operations, statements of members’ equity and statements of cash flows for each of the fiscal years then ended (the “Audited Financial Statements”); and (ii) the unaudited balance sheet of the Company as of February 28, 2023 (the “Interim Balance Sheet”) and the related statement of operations, statement of members’ equity and statement of cash flows for the two (2) month period then ended (such financial statements referred to in this clause (ii), the “Interim Financial Statements”). The Financial Statements fairly present in all material respects the financial condition of the Company as of the dates they were prepared and the results of operations of the Company for the periods indicated, in each case, in accordance with GAAP and (x) except as the Interim Financial Statements may not contain footnote disclosures required under GAAP and (y) in the case of the Interim Financial Statements, subject to normal year-end adjustments. The Financial Statements have been prepared in accordance with the books and records of the Company.
(b)The Company makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect, in all material respects, the transactions and dispositions of their assets. The Company has not identified and, to the Company’s Knowledge, there is not (i) any significant deficiency or material weakness in the internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of the Company or any other current or former employee, consultant, contractor or director of the Company who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing. The Company has maintained systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and has implemented disclosure controls and procedures designed to ensure that material information is made known to the management of the Company by others within the Company.
(c)All accounts receivables of the Company are reflected properly in the Interim Financial Statements or the accounting records of the Company as of the date hereof and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable are current and collectible, net of the respective reserve set forth in the corresponding line items in the Interim Financial Statements or the accounting records of the Company as of the date hereof, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Company and in accordance with GAAP). There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable. The reserves on the books of the Company in respect of such accounts receivable as of the date thereof were calculated in a manner consistent with GAAP.
(d)All accounts payable and notes payable by the Company to third parties reflected on the Interim Financial Statements or the accounting records of the Company, as the case may be, have arisen from the purchase of goods and services in the ordinary course of business, accurately reflect, in all material respects, all amounts owed by the Company with respect to trade accounts due and other payables as of the date of the Interim Balance Sheet or the date hereof, as the case may be, and no such account payable or note payable is delinquent more than ninety (90) days in its payment. The charges and accruals on the books of the Company in respect of such accounts payable as of the date thereof were calculated in a manner consistent with GAAP.

(e)The Company has no material liabilities or obligations of any kind or nature, except for liabilities or obligations which are (i) reflected or reserved for on the face of the Financial Statements or expressly disclosed in the notes thereto, (ii) expressly included in the calculation of Working Capital, (iii) current liabilities incurred in the ordinary course of business since the date of December 31, 2022 (none of which is a liability for breach of contract, tort, misappropriation, or infringement or a claim or lawsuit or an environmental liability), or (iv) executory contractual liabilities incurred in the ordinary course of business none of which is a liability for breach of contract, tort, misappropriation or infringement or a claim or lawsuit or environmental liability.
3.8Taxes. Except as set forth in Section 3.8 of the Disclosure Schedule:
(a)The Company has timely filed (taking into account any available extensions of time for such filings) all material Tax Returns that it was required to file. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and payable (including estimated Taxes) (whether or not shown as due or payable on any Tax Return) by the Company have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than automatic extensions obtained in the ordinary course. No written claim has been received from a Tax Authority in a jurisdiction in which the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the Company’s assets other than Liens for Taxes not yet due and payable.
(b)No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed in writing or, to the Knowledge of the Company, orally by any Tax Authority except for any deficiencies that have been settled or withdrawn. There are no pending or ongoing audits, examinations, contests, litigation, assessments, claims, actions or other proceedings relating to any material liabilities for Taxes of the Company or with respect to any Tax Return of the Company by or with any Tax Authority and no such audit, examination, contest, litigation assessment claim action or other proceeding that has not yet commenced has been threatened, proposed or asserted in any written or, to the Knowledge of the Company, oral notice received by the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.
(c)The Company has withheld and paid all material Taxes required to have been withheld and paid by it to the appropriate Tax Authority (or properly set aside such payment) in connection with amounts paid or owing to any employee, independent contractor, creditor or equityholders of the Company or other Person. The Company has complied in all material respects with all applicable Legal Requirements relating to Tax withholding (including all reporting and record keeping requirements).
(d)The Company does not have any material Liability for the Taxes of any Person (i) as a transferee or successor by assumption, operation of law or otherwise or (ii) by Contract, other than Contracts entered into in the ordinary course of business and not relating primarily to Taxes.
(e)The Company has not entered into and has not “participated” in or “engaged in” a transaction that is a “listed transaction,” as such term is defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder.
(f)The Company has not elected to have the provisions of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 and as subsequently amended, apply to it with respect to any Tax year beginning before January 1, 2018.

(g)The Company is not a party to any Tax Sharing Agreement.
(h)The Company has not received or requested any ruling, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) or similar agreement from any Tax Authority with respect to any Tax, in each case, that is currently in effect (or pending, if requested).
(i)The Company has not deferred any employment, payroll, or other similar Taxes or other Taxes nor availed itself of the benefit of any Tax credits, in each case, pursuant to the CARES Act or the Payroll Tax Executive Order.
(j)To the extent and as required by applicable Legal Requirements, the Company (i) has collected and remitted all material amounts of sales, use, value added and similar Taxes with respect to sales made or services provided by it to its customers and (ii) has received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting material amounts of sales, use, value added or similar Taxes that qualify as exempt from sales or similar Tax.
(k)Any unpaid Taxes of the Company that were not yet due and payable as of the date of the Interim Balance Sheet did not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) set forth on the face of the Interim Balance Sheet, and there will be no material increase in unpaid Taxes or in the Tax reserve from the date of the Interim Balance Sheet other than Taxes incurred in the ordinary course of business or Transfer Taxes incurred in connection with the transactions contemplated by this Agreement.
(l)The Company is, and has been since its formation, properly classified as either a partnership or disregarded entity for U.S. federal income tax purposes.
3.9Property.
(a)The Company has good and valid title to all of the material properties and assets (whether real, personal, tangible or intangible, but excluding Intellectual Property) reflected on the Interim Balance Sheet (other than assets sold since the date of the Interim Balance Sheet) or acquired thereafter and the Company has the right to use all of the other property and assets used in the conduct of the business and operations of the Company as currently conducted. None of the properties or assets owned or used by the Company is subject to any Lien other than Permitted Liens and other than those the material terms of which are described in Section 3.9(a) of the Disclosure Schedule. All properties and assets owned or used by the Company (excluding Intellectual Property) are, in the aggregate, in adequate operating condition for their respective present uses and operation, given the age of such property and the use to which such property is put, ordinary wear and tear excepted. The assets of the Company (excluding Intellectual Property) constitute assets sufficient to conduct the Business substantially as conducted as of, and during the twelve prior to, the date hereof.
(b)The Company does not own and has never owned any real property.
(c)Each of the leases for real property of the Company is identified in Section 3.9(c) of the Disclosure Schedule (“Real Property Leases”).
(d)Except for Permitted Liens, the Company has not transferred or assigned any interest in any Real Property Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person.

(e)The Company has all certificates of occupancy and Permits of any Governmental Authority necessary for the current use and operation of each of the premises leased under the Real Property Leases, and the Company has complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the premises leased under the Real Property Leases.
3.10Environmental Matters. Except as set forth in Section 3.10 of the Disclosure Schedule, (a) the Company is not, and for the last three (3) years has not been, in material violation of any Environmental Laws; (b) the Company has not received any written notice, report or other information from any Person, including, without limitation, any Governmental Authority, relating to any actual or alleged material violation of, or material Liability under, Environmental Law, including that (i) the Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) or (ii) any Hazardous Materials which the Company has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) the Company has and maintains, in full force and effect, all Permits that are required under applicable Environmental Laws to conduct its business and for the occupation of its properties or facilities as now being conducted, and the Company is, and for the last three (3) years has been, in material compliance with all such Permits; and (d) neither the Company nor any other Person to the extent giving rise to material Liability of the Company has handled, treated, stored, transported, disposed of, arranged for or permitted the disposal of, released, exposed any person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case as has given or would give rise to material Liability of the Company under Environmental Law.
3.11Listed Contracts. Section 3.11 of the Disclosure Schedule sets forth a list of all the following agreements (other than any Benefit Plans listed on Section 3.15(a) of the Disclosure Schedule) (such Contracts listed or required to be listed on Section 3.11 of the Disclosure Schedule together with the IP Agreements, collectively the “Listed Contracts”) to which the Company is a party or by which it is bound or to which the Company is subject:
(a)any Contract with a Material Customer;
(b)any Contract with a Material Supplier;
(c)any Labor Agreement;
(d)any Contract involving the settlement of any Action to which any unpaid amounts or future obligations remain;
(e)any Contract with a Related Party (other than ordinary course employment arrangements and equity arrangement in the forms made available to Buyer in respect of the Equity Interests set forth on Section 3.2 of the Disclosure Schedule);
(f)any Contract under which the Company has created, incurred, assumed or guaranteed any Indebtedness;
(g)any Contract under which the Company has advanced or loaned any amount to any Person, including any current or former director, officer, employee or other individual service provider;

(h)any Contract relating to joint ventures, strategic alliances, partnerships or similar arrangements;
(i)any Contract relating to the acquisition or disposition of any business, Equity Interests or material assets of any Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);
(j)any Contract that (i) limits or purports to limit in any respect the freedom of the Company to compete in any line of business or with any Person or in any area or (ii) contains any (A) exclusivity rights, (B) rights of first refusal, rights of first offer, rights of first negotiation or similar rights with respect to any material asset, right or property, (C) minimum purchase requirements or (D) “most favored nation” or similar pricing term;
(k)any Contract that includes commitments by the Company to make capital expenditures of more than $100,000 during the period after the date of this Agreement;
(l)any Contract with any Governmental Authority;
(m)any Contract that provides for indemnification of another Person (other than ordinary course provisions for indemnification of customers on terms substantially the same as such indemnification terms in the form customer Contract of the Company made available to Buyer) by the Company;
(n)any Contract pursuant to which the Company (i) is lessee of, or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $100,000, or (ii) is lessor of or permits any other Person to hold or operate any property, real or personal, for which annual rental exceeds $100,000; and
(o)any Contract for the employment or engagement of any former (to the extent there is any ongoing liability) or current employee or individual service provider on a full time, part time, consulting or other basis (A) providing for annual base salary in excess of $150,000 per annum, (B) containing obligations that would be triggered by the consummation of the transactions contemplated hereby or (C) that is not terminable upon 30 days’ notice or less without any liability to the Company.
Except as disclosed in Section 3.11 of the Disclosure Schedule, each of the Listed Contracts is in full force and effect and is legally enforceable by or against the Company and, to the Company’s Knowledge, the other parties thereto, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Company is not and, to the Company’s Knowledge, no other party to such Listed Contract is in material breach of or default under such Listed Contract (as applicable). The Company has not received any written or, the Company’s Knowledge, oral claim or notice of a breach of or default under any Listed Contract and no event has occurred or circumstance exists which, individually or together with other events or circumstances, would reasonably be expected to result in a breach of or default under any such Listed Contract. The Company has not been provided or received any written or, to the Company’s Knowledge, oral notice of termination, cancellation, non-renewal or modification of, or the intent to terminate, cancel, not renew or modify, any Listed Contract or accelerate the rights or obligations thereunder. True, correct and complete copies of the Listed Contracts have been made available to Buyer.
3.12Certain Relationships and Related Transactions. Except as provided in Section 3.12 of the Disclosure Schedule, no Related Party is indebted to the Company. No Related Party owns, or in the past three (3) years has owned, any asset used in, or necessary to, the business of the Company. No Seller, and no officer, manager or Affiliate of the Company or the Sellers (nor, to the Company’s Knowledge any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had a material economic interest) has, directly or indirectly, (a) an interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company furnishes or sells (or proposes to furnish or sell), (b) an interest in any Person that purchases from, or sells or furnishes to, the Company any goods or services, or (c) a beneficial interest in any Listed Contract. Other than ordinary course employment, consulting, independent contractor or service provider agreements, arrangements and relationships, the Company is not currently, and has not in the last three (3) years been, a party to any agreement, arrangement or relationship with any Related Party.
3.13Customers and Suppliers. Section 3.13 of the Disclosure Schedule sets forth (a) a list of the Company’s top fifteen (15) customers (by gross revenues generated from sales and services provided to such customers) and the aggregate revenue attributable thereto (each, a “Material Customer”) and (b) a list of the Company’s top ten (10) suppliers (by aggregate cost of products or services purchased from such suppliers) and the aggregate cost attributable thereto (each, a “Material Supplier”), in each case, for the fiscal year ended December 31, 2022 and the two-month period ended on February 28, 2023. The Company has not received any written notice or, to the Company’s Knowledge, oral notice from any Material Customer to the effect that such Material Customer will terminate any Listed Contract to which it is a party, stop buying products or services from the Company, cease being a customer of the Company or materially decrease the volume of or rate of purchasing products or services from or otherwise adversely modify its relationship with the Company (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any written notice or, to the Company’s Knowledge, oral notice from any Material Supplier to the effect that such Material Supplier will terminate any Listed Contract to which it is a party, stop supplying materials, products or services to the Company, cease being a supplier of the Company or materially decrease the volume of or rate of providing products or services to or otherwise adversely modify its relationship with the Company (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise).
3.14Intellectual Property.
(a)Section 3.14(a) of the Disclosure Schedule lists (i) all of the issued patents, trademark registrations, copyright registrations and domain name registrations owned by the Company and all applications for any of the foregoing (“Registered Company Intellectual Property”), (ii) material unregistered Intellectual Property owned by the Company, and (iii) the Company Products. All required documents have been filed with, and all required fees due as of the date of this Agreement have been paid to, the relevant Governmental Authorities for the purposes of registering and maintaining the Registered Company Intellectual Property.
(b)The Company exclusively owns all Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and has sufficient, valid rights to all Intellectual Property used in or necessary for the operation of the business of the Company as is presently conducted. All Company Intellectual Property is subsisting, in full force and effect, valid, and enforceable.
(c)Except as otherwise set forth on Section 3.14(c) of the Disclosure Schedule, (i) since January 1, 2020, the Company has not sent or received any written claim or communication of or regarding any Intellectual Property infringement, misappropriation, or other violations (whether or not relating to the operation of the business of the Company) or any written challenge to or written communication regarding the ownership, enforceability, or validity of any of Intellectual Property (including any owned by the Company), and (ii) there are no Actions pending or threatened in writing or, to the Company’s Knowledge, threatened orally by or against the Company regarding any infringement, misappropriation, or other violation of, or regarding the ownership, enforceability, or validity of, any Intellectual Property (of the Company or any other Person).
(d)Section 3.14(d) of the Disclosure Schedule lists all licenses, sublicenses or agreements to which the Company is a party or by which it is bound or to which the Company is subject relating to Intellectual Property (“IP Agreements”), including any for (i) use by any third person of Intellectual Property owned by the Company, excluding confidentiality or non-disclosure agreements entered into in the ordinary course of business, licenses with employees or contractors entered into in the ordinary course of business that are necessary to be granted to receive (and for the purpose of receiving) the benefit of services from such employee or contactor, licenses with customers entered into in the ordinary course of business and non-exclusive, incidental trademark licenses or non-exclusive ancillary licenses to Intellectual Property owned by the Company granted to vendors, distributors, or resellers in the ordinary course of business consistent with past practices that are necessary to be granted to receive (and for the purpose of receiving) the benefit of services from such licensee, (ii) use by the Company of any material Intellectual Property in connection with the business of the Company as currently conducted pursuant to a license or sublicense agreement from any other Person, excluding licenses to commercially available technology and services, including “shrink-wrap,” “click-through” or “off-the-shelf” software and software-as-a-service licenses, with total or annual fee payments of less than $100,000 that are not incorporated or embedded in, distributed with, or linked to any Company Product and are not material to the Company’s business (other than licenses for open source software and confidentiality or non-disclosure agreements), (iii) the settlement or resolution of any Intellectual Property-related dispute, or (iv) related to the acquisition, divestiture, or development of material Intellectual Property (other than such agreements with employees or individual contractors). The Company is not and, to the Company’s Knowledge, no other Person is, in material default under any such license, sublicense or agreement.
(e)Neither the Company, nor the conduct of the business of the Company, infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property rights of a third party. To the Company’s Knowledge, none of the Intellectual Property rights owned by the Company are being (or have in the last three (3) years been) infringed, misappropriated, or otherwise violated by any other Person.
(f)Except as set forth on Section 3.14(f) of the Disclosure Schedule, no source code included in the Company Intellectual Property has been disclosed, licensed, escrowed, or otherwise made available (and no rights have been granted with respect thereto), and the Company does not have a duty or obligation (whether present, contingent or otherwise) to disclose, license, escrow, or otherwise make available, or grant any rights with respect to, any such source code to any Person. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with, any Software included in the Company Intellectual Property in a manner that (i) has required or would require (or otherwise condition any grant of rights on) the disclosure, contribution, licensing, or otherwise making available to any Person of Software included in the Company Intellectual Property for any purpose, or (ii) limits any ability to charge license fees or otherwise seek compensation in connection with, or exploit, any Company Intellectual Property. The Company is and has been in material compliance with all licenses to Open Source Software that have been included in the Company Intellectual Property or Company Products.
(g)The Company has taken commercially reasonable measures to maintain, protect, and enforce the Company Intellectual Property. Each Person that has had or currently has access to any confidential information or trade secrets included in the Company Intellectual Property or otherwise Processed by or on behalf of the Company is subject to appropriate obligations regarding the confidentiality and non-disclosure thereof and, to the Company’s Knowledge, no Person is in breach of any such obligation.
(h)No Business Sponsor-Related Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with any personnel, grants, funds, facilities, Intellectual Property or other resources of a Sponsor. Except as set forth on Section 3.14(h) of the Disclosure Schedule, no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any material Business Sponsor-Related Intellectual Property was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services for the Company related to such Business Sponsor-Related Intellectual Property. No Sponsor has any claim or right, title, or interest in or to any Business Sponsor-Related Intellectual Property.
(i)Except as set forth on Section 3.14(i) of the Disclosure Schedule, no Founder Related Party owns or has any exclusive Intellectual Property rights in or to any material Business Intellectual Property. Except as set forth on Section 3.14(i) of the Disclosure Schedule, the Company exclusively owns all right, title, and interest in and to any and all Intellectual Property that (i) was authored, conceived, created, reduced to practice, or developed by any Founder Related Party or is otherwise owned by a Founder Related Party, and (ii) constitutes material Business Intellectual Property ("Founder Developed IP").
3.15Benefit Plans.
(a)Section 3.15(a) of the Disclosure Schedule contains a correct and complete list of each material Benefit Plan, excluding any offer letters and employment agreements with employees or other individual service providers that (i) follow in all material respects the Company’s form(s) of offer letter and employment agreement made available to Buyer and (ii) are terminable “at will” or for convenience without provision of any notice and without the payment of severance, notice pay or other termination liabilities or obligations (other than as required by applicable Legal Requirements).
(b)The Company has made available to Buyer copies of each material Benefit Plan and, where applicable, (i) any associated trust agreements, (ii) the most recent annual report filed with any Governmental Authority and summary plan descriptions, if any, (iii) the most recently received IRS determination or opinion or advisory letter and (iv) any material non-routine correspondence with a Governmental Authority in the past year.
(c)Each Benefit Plan (and each related trust, insurance Contract or fund) is and has for the past six (6) years been established, funded, maintained and operated in compliance with the terms of such Benefit Plan, in all material respects, and applicable Legal Requirements, including, but not limited to, ERISA and the Code, in all material respects. Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification or, is entitled to rely on an opinion or advisory letter issued to a prototype or volume submitter plan sponsor and, to the Company’s Knowledge, nothing has occurred that could adversely affect such qualification. There is no material pending or, to the Company’s Knowledge, threatened Action, claim or proceeding, other than routine claims for benefits, against or with respect to any Benefit Plan. The Company has not incurred (whether or not assessed) any Tax or other material liability under the Sections 4980B, 4980D or 4980H or 6721 or 6722 of the Code.
(d)No Benefit Plan provides, and the Company does not have any obligation to provide, health, life or other welfare benefits subsequent to termination of employment, ownership or service to employees or their beneficiaries or any other Person, except (i) to the extent required by applicable state insurance laws and Part 6 of Subtitle B of Title I of ERISA (and for which the covered Person pays the full cost of coverage), or (ii) through the end of the month in which a termination of employment occurs. With respect to each Benefit Plan: (A) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in all material respects and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects, and (B) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA or breach of fiduciary duty (as determined under ERISA).
(e)Except as set forth on Section 3.15(e) of the Disclosure Schedule or as otherwise contemplated by Section 2.3(b)(ii) of this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated herein would, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in (i) any payment or benefit (whether in cash, property or the vesting of property) becoming due from or under any Benefit Plan or otherwise to any current or former director, manager, officer, individual consultant or other service provider or employee of the Company, (ii) the accelerated vesting or timing of payment or funding, or any increase in the amount, or in the forfeiture, of any compensation or benefit payable or provided to or in respect of any such current or former director, manager, officer, individual consultant or employee under any Benefit Plan or otherwise, (iii) any current or former employee or individual service provider receiving any amount that, individually or in the aggregate with other amounts, could constitute an “excess parachute payment” within the meaning of Section 280G(b) of the Code.
(f)No Benefit Plan is, and the Company does not sponsor, maintain, contribute to, have any obligation to contribute to or have any current or contingent obligation or liability in respect of or relating to any: (i) Multiemployer Plan, (ii) “defined benefit plan” (as defined under Section 3(35) of ERISA) or any other plan that is or was subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code, (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). The Company does not have any current or contingent liability or obligation by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(g)The Company does not have any current or contingent obligation to indemnify, “gross-up” or otherwise make whole any Person for the imposition of Taxes, including those under Section 4999 or 409A of the Code.
(h)Each Benefit Plan (or any portion thereof) that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and all IRS guidance promulgated thereunder) has been operated, maintained and administered in compliance in all material respects with the requirements of Section 409A of the Code, and no amount under any such Benefit Plan or any portion thereof is, has been or is expected to be subject to Tax under Section 409A of the Code.
3.16Personnel.
(a)The Company is, and for the last three (3) years has been, in compliance in all material respects with all Legal Requirements relating to labor, employment and employment practices, including all such Legal Requirements relating to terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), plant closings and layoffs (including the WARN Act), collective bargaining and labor relations, employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, workers’ compensation, employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance health and safety, and immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas).
(b)The Company is not party to, nor bound by any Labor Agreement; there are no Labor Agreements which the Company may become a party to, or be bound by, that are currently being negotiated; and no employee of the Company is represented by a labor union, labor organization, works council, employee representative or group of employees with respect to his or her employment with the Company. There are no material labor disputes currently pending or, to the Company’s Knowledge, filed under any formal grievance procedure, arbitration or litigation. In the past three (3) years, there has been no material actual, or, to the Company’s Knowledge, threatened unfair labor practice charge, labor grievance, labor arbitration, picketing, hand billing, labor strike, slowdown, lockout, work stoppage or other material labor dispute against or affecting the Company. To the Company’s Knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any employees of the Company.
(c)The Company has reasonably investigated all allegations of sexual or other harassment, discrimination, retaliation or similar allegations against any officers, directors or employees of the Company in the past three (3) years that have been reported to the Company or of which the Company otherwise has Knowledge. With respect to each such allegation (except those the Company reasonably deemed to not have merit), the Company has taken corrective action reasonably calculated to prevent further improper action. The Company does not anticipate material Liabilities with respect to any such allegations and, to the Company’s Knowledge, no such allegations, if known to the public, are reasonably likely to bring the Company into material disrepute with a substantial majority of the public.
(d)Except as would not result in material liability for the Company, the Company has fully and timely paid in the past three (3) years all wages, salaries, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current or former employees and independent contractors.
(e)As of the date hereof, to the Company’s Knowledge, no current employee or independent contractor with annualized salary at or above $150,000 intends to terminate his or her employment or engagement with the Company prior to the one-year anniversary of the Closing Date.
3.17Insurance. All insurance policies with respect to the properties, assets, equipment, operations, employees, officers, directors or business of the Company (other than those maintained in connection with a Benefit Plan set forth on Section 3.15(a) of the Disclosure Schedule) are set forth on Section 3.17 of the Disclosure Schedule and are in full force and effect, and all premiums due and payable thereon have been paid in full as of the date of this Agreement. The Company is not in breach of or default under any material provision contained in any such policies and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or otherwise permit termination or modification thereunder. As of the date of this Agreement, the Company has not received written or, to the Company’s Knowledge, oral notice or threat of cancellation, termination, reduction of coverage, non-renewal or a material premium increase with respect to any such insurance policy. In the past three (3) years, there has been no claim pending under any such policy as to which coverage has been denied by any underwriter of such policy. Such policies provide insurance coverage adequate to comply with all applicable Contracts to which the Company is a party.
3.18Litigation. Except as set forth in Section 3.18 of the Disclosure Schedule, no material Action is, and during the past three (3) years no Action has been, pending or threatened in writing or, to the Company’s Knowledge, threatened orally by or against the Company or any of the Company’s assets or properties and there are no outstanding orders, awards, judgments, injunctions or decrees of any Person against the Company or any of the Company’s assets or properties.
3.19Compliance with Instruments; Laws.
(a)The Company is, and for the last three (3) years has been, in compliance in all material respects with all Legal Requirements applicable to the Company or its business. Except as set forth in Section 3.19 of the Disclosure Schedule or as would not reasonably be expected to be material to the Company, the Company has not in the last three (3) years been alleged to have violated or charged with any violation of any provision of any federal, state or local law, administrative regulation or other Legal Requirement. The Company has, and for the last three (3) years has had, all Permits necessary to be had by it for the ownership and operation of its business (each, a “Company Permit”). All Company Permits are valid, in good standing, in full force and effect, and will continue to be valid and in full force and effect immediately following the Closing. In the last three (3) years, no suspension or cancellation of any of the Company Permits has been pending or threatened in writing or, to the Company’s Knowledge, threatened orally and the Company has not been in violation of or in default under any Company Permit, except as would not reasonably be expected to be material to the Company. There is no (a) present, ongoing, threatened in writing or, to the Company’s Knowledge, orally threatened, investigation, review or proceeding by any Person that would reasonably be expected to result in a claim or notice of a material violation or material non-compliance with, or a revocation, non-renewal or a material modification of, any Company Permit, or (b) to the Company’s Knowledge, event, omission or condition that would reasonably be expected to result in a claim or notice of a material violation or material non-compliance with, or a revocation, non-renewal or material modification of, any Company Permit.
(b)Neither the Company nor any of its Representatives is or in the last five (5) years has been (i) a Sanctioned Person; (ii) engaged in any dealings with, on behalf of, or for the benefit of any Sanctioned Person or Sanctioned Country; or (iii) otherwise in violation of Anti-Corruption Laws or Trade Control Laws.
3.20Data Privacy and Security.
(a)The Company is, and for the past three (3) years has been, in material compliance with Data Protection Requirements. The Company maintains and has used commercially reasonable measures to protect the confidentiality, privacy and security of the Personal Information it Processes. During the past three (3) years, the Company has not: (i) received any written complaint or notice of any proceeding, investigation or claim regarding any alleged violation of any Data Protection Requirements by the Company or (ii) had a material Security Incident. The Company has all material rights, authority, consents and authorizations necessary for the Company to comply with Data Protection Requirements applicable to its Processing of the Personal Information in connection with the operation of the business of the Company. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the Company being in material violation of Data Protection Requirements. During the past three (3) years, the Company has not been required pursuant to a Data Protection Requirement to notify any Person of any Security Incident or violation of any Data Protection Requirement.
(b)The Company owns or has a sufficient valid right to access and use all Company IT Systems. The Company IT Systems are reasonably adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted. During the past three (3) years, the Company has not suffered a breach or failure of the Company IT Systems that has had a materially adverse impact on the operations of the business of the Company. The Company IT Systems are free from any Malicious Code.
(c)The Company (i) Processes and has Processed (and causes and has caused third parties on its behalf to Process) third party data (including data provided by customers) (“Third Party Data”) solely as the Company is (or was, as applicable) expressly authorized to Process such Third Party Data under applicable Privacy Law and contract, including in connection with any aggregation or use of customer data engaged in by or on behalf of the Company and (ii) has complied in all material respects with all such Privacy Laws and contracts with respect to Third Party Data. The Company has, with respect to all Third Party Data that is subjected to any Processing directly or indirectly in connection with the respective businesses of the Company, all rights necessary to conduct the operation of such businesses as then-currently conducted.
3.21Brokers and Finders. Except as set forth in Section 3.21 of the Disclosure Schedule, the Company has not retained, utilized, been represented by or has any Liability or obligation to pay fees or commissions to any broker, investment banker, finder or other intermediary in connection with the transactions contemplated by this Agreement.
3.22Healthcare Matters.
(a)The Company is, and in the last three (3) years has been, in compliance in all material respects with Healthcare Laws. The Company: (i) is not a party to any corporate integrity agreements, U. S. Food and Drug Administration (“FDA”) Untitled or Warning Letters, monitoring agreements, consent decrees, settlements, orders or similar agreements with or imposed by a Governmental Authority; (ii) during the last three (3) years have not been assessed a civil money penalty by a Governmental Authority related to a material violation of Healthcare Laws; or (iii) during the last three (3) years has not been charged with, convicted of or entered a plea of guilty or nolo contendre to any criminal or civil offense relating to a material violation of Healthcare Laws.
(b)Neither the Company or any of its directors, officers, managers or employees, nor, to the Company’s Knowledge, any of its independent contractors is currently or, in the past three (3) years, has been, or threatened to be: (i) suspended, excluded, or debarred from participating in any Governmental Health Program; disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted by the FDA; (ii) subject to a civil monetary penalty or civil investigative demand under any applicable Healthcare Law, or sanctioned, indicted, or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with an alleged violation of a Governmental Health Program requirement or Healthcare Law; (iii) listed on the General Services Administration’s published list of parties excluded from procurement programs and non-procurement programs; (iv) party to any corporate integrity agreement or subject to reporting obligations pursuant to any deferred prosecution agreement, consent decree, settlement, or corrective action plan; (v) served with or received any search warrant, subpoena, or civil investigative demand; or (vi) subject to an investigation or proceeding that would result in suspension, exclusion, or debarment from any Governmental Health Program.
(c)The Company is, and in the last three (3) years has been, in compliance in all material respects with HIPAA. During the past three (3) years, the Company has (i) not made any disclosures or notifications to any Governmental Authority or customer regarding a “breach” as defined in HIPAA; (ii) not received any written complaints, audit requests or notices from any Governmental Authority or other Person regarding breaches (as defined in HIPAA) or the Company’s use or disclosure of PHI; and (iii) to the extent it aggregates and/or de-identifies PHI, has received written permission to engage in such activities, and has de-identified all such PHI in accordance with HIPAA regulations.

(d)The Company has, and has had in place for the past three (3) years, a compliance program that promotes and provides training on compliance with applicable Healthcare Laws in all material respects.
3.23Antitrust Matters. All of the following conditions relating to the HSR Act are true and correct:
(a)The Company is its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and is not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
(b)The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company is below $222.7 million.
(c)The total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company is below $22.3 million.
(d)The Company is not engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).
3.24Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (AS MAY BE MODIFIED BY THE DISCLOSURE SCHEDULE) AND THE ANCILLARY AGREEMENTS TO WHICH THE COMPANY IS A PARTY, THE COMPANY DOES NOT MAKE AND HAS NOT MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLING PARTIES, THE COMPANY OR THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE COMPANY, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
SECTION 4
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS
Each Seller, severally and not jointly, as to himself, herself or itself, as applicable, represents and warrants to Buyer, as of the Closing (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the corresponding section of the Disclosure Schedule, as follows:
4.1Right to Sell Units; Binding Effect; Organization and Power. Such Seller has all requisite power and full legal right to enter into this Agreement and each Ancillary Agreement to which such Seller is to be a party, to perform and consummate all of such Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Units owned by such Seller. This Agreement has been, and each Ancillary Agreement to which such Seller will be a party will be, duly executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other parties hereto and thereto constitutes or will constitute, as applicable, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Each Seller that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, each such Seller’s organizational documents (of which each such Seller is not in violation) are in full force and effect, and each such Seller’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is party have been duly authorized and approved by all necessary actions of such Seller and its governing body and/or equityholders, as and if applicable, and do not require any further authorization or consent of such Seller or its governing body and/or equityholders, as and if applicable.
4.2Title to Units, Liens, etc. Such Seller has record and beneficial ownership of all of the Units set forth opposite such Seller’s name in Section 3.2(a) of the Disclosure Schedule, and at the Closing shall convey to Buyer, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws) all such Units, and such Units constitute all of the Units owned beneficially or held of record by such Seller as of the date of this Agreement. Upon the consummation of the transactions contemplated hereby, Buyer will acquire record and beneficial ownership of all of the Units held by such Seller, free and clear of any Lien (other than restrictions that may, following the Closing, be applicable on any subsequent transfer by Buyer under applicable securities laws). Except as set forth in Section 3.2(a) of the Disclosure Schedule, such Seller does not own any Equity Interests or other securities of the Company of any class or kind, including any debt securities of any class or kind, nor does such Seller have any right or option to subscribe for, or to purchase, Units, Equity Interests or other equity securities or debt securities of the Company. Except this Agreement, any Ancillary Agreement to which such Seller is a party or the Company Organizational Documents, as applicable, such Seller is not party to or bound by any agreement or instrument affecting or relating to such Seller’s right to transfer or vote the Units owned by such Seller.
4.3No Conflicts.
(a)The execution, performance and delivery of this Agreement and the other Ancillary Agreements to which such Seller is a party by such Seller and each other instrument required hereby to be executed, performed and delivered by such Seller at the Closing pursuant to this Agreement or such Ancillary Agreements, the compliance by such Seller with the provisions of this Agreement, the Ancillary Agreements to which such Seller is a party and each instrument required hereby to be executed, performed and delivered by such Seller at the Closing and the consummation of all the transactions contemplated hereby or thereby, do not and will not conflict with, violate, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice to, or result in the loss of any benefit to which such Seller is entitled under any Contract, Permit, Lien or other interest to which such Seller is a party or by which such Seller is bound or to which its assets are subject, or violate any Legal Requirement applicable to such Seller or any of such Seller’s properties or assets, in each case, except as would not reasonably be expected to (x) create any Lien on the Acquired Units or (y) prevent, materially delay or materially impair the ability of such Seller to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which such Seller is to be a party or to perform such Seller’s obligations hereunder or thereunder.
(b)If any Seller is an entity, the execution, performance and delivery of this Agreement by such Seller, each Ancillary Agreement to be executed, performed and delivered by such Seller at Closing and each instrument required hereby to be executed, performed and delivered by such Seller at the Closing, the compliance by such Seller with the provisions of this Agreement, each Ancillary Agreement to be executed, performed and delivered by such Seller at Closing and each instrument required hereby to be executed, performed and delivered by such Seller at the Closing and the consummation of the transactions contemplated hereby or thereby will not (i) conflict with or violate the Company Organizational Documents, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, trigger, modify or cancel, or require any notice to, or result in the loss of any benefit to which the Company is entitled under, any Listed Contract, Permit, Lien, license or other material interest to which the Company is a party or by which the Company is bound or to which its assets are subject, (iii) result in the creation or imposition of any Lien upon any assets of the Company or any Units, or (iv) violate any Legal Requirement applicable to the Company or any Seller or any of their respective properties or assets, except in each case in respect of items in clauses (i) through (iv) of this Section 4.3(b), as would not reasonably be expected to be material to the Company.
4.4Consents; Notices. No Consent of, or registration, qualification or filing with, or notification to, any Governmental Authority is required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which such Seller is to be a party by such Seller or for the consummation by such Seller of the transactions contemplated hereby and thereby.
4.5Litigation, etc. No Action is pending, threatened in writing or, to such Seller’s Knowledge, threatened orally against such Seller with respect to such Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby. No Action is pending, threatened in writing or, to such Seller’s Knowledge, threatened orally against such Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company, or (b) challenges the validity of this Agreement or any Ancillary Agreement to which such Seller is to be a party or the consummation by such Seller of the transactions contemplated hereby or thereby or any action taken or to be taken in connection herewith or therewith.
4.6No Brokers. None of the Sellers or any of their respective Affiliates have retained, utilized or been represented by, or have any Liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.
4.7Securities Act Representations.
(a)To the extent such Seller is listed on Schedule 4.7, such Seller is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act. Such Seller is acquiring the Shares for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such Shares in violation of the Securities Act. Such Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Shares and is capable of bearing the economic risks of such investment. Such Seller has been provided a reasonable opportunity to undertake and has undertaken such investigation and independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of MultiPlan, and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, including the issuance of any Shares contemplated hereby.

(b)Neither such Seller nor any of its Affiliates is acting in concert, and neither such Seller nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of such Seller, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to MultiPlan or its securities.
4.8Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (AS MAY BE MODIFIED BY THE DISCLOSURE SCHEDULE) OR THE ANCILLARY AGREEMENTS TO WHICH SUCH SELLER IS A PARTY, NONE OF THE SELLERS MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLERS, INCLUDING ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
SECTION 5
REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to the Company and the Sellers, as of the date of this Agreement (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), as follows:
5.1Organization and Standing. Buyer (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as it is now being conducted in all material respects, and (c) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except for those jurisdictions where the failure to be so qualified, licensed or authorized would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is to be a party or to perform Buyer’s obligations hereunder and thereunder.
5.2Authority for Agreement; No Conflicts.
(a)Buyer has all necessary corporate or other organizational power and authority to execute and deliver this Agreement, each Ancillary Agreement to which Buyer is to be a party, and each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement, each Ancillary Agreement to which Buyer is to be a party, each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other organizational action, and no other corporate or other organizational proceedings on the part of Buyer are necessary to authorize this Agreement, each Ancillary Agreement to which Buyer is to be a party, each instrument required hereby or thereby to be executed and delivered by Buyer at the Closing, the performance of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby.
(b)This Agreement, the Ancillary Agreements to which Buyer is to be a party have been or will be and each instrument required hereby or thereby to be delivered by Buyer at the Closing will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes or will constitute a legal, valid and binding obligation of Buyer, as the case may be, enforceable against

Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(c)Buyer’s execution and delivery of this Agreement, each Ancillary Agreement to which Buyer is to be a party, and each instrument required hereby to be executed and delivered by Buyer at the Closing, and the compliance with the provisions of this Agreement and each Ancillary Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the organizational documents of Buyer, each as amended to date and currently in effect, (ii) violate any Legal Requirement applicable to Buyer or any of its properties or assets or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties, rights or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which it is bound or affected, except, in each case, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is to be a party or to perform Buyer’s obligations hereunder and thereunder.
5.3Consents; Notices. No Consent of, or registration, declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such consents, approvals, orders authorizations, registrations declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country, or (b) where the failure to obtain such consent or to make such registration, declaration, notice or filing would not when taken together with all other such failures by Buyer reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is to be a party or to perform Buyer’s obligations hereunder and thereunder.
5.4Brokers and Finders. Neither Buyer nor any of its Affiliates has retained, utilized or been represented by, or has any Liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the transactions contemplated by this Agreement in each case which could result in Liabilities to the Selling Parties.
5.5Litigation, etc. No Action is pending or, to Buyer’s Knowledge, threatened against Buyer before any arbitrator or court or other Governmental Authority which challenges the validity of this Agreement or any Ancillary Agreement to which Buyer is to be a party or the consummation by Buyer of the transactions contemplated hereby or thereby or any action taken or to be taken in connection herewith or therewith, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which Buyer is to be a party or to perform Buyer’s obligations hereunder and thereunder.
5.6Investment. Buyer is acquiring the Acquired Units for its own account as an investment without the present intent to sell, transfer or otherwise distribute Acquired Units to any other Person. Buyer has made, independently and without reliance on the Company or any of the Sellers (except to the extent that Buyer has relied on the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and in any document, certificate or other instrument required to be delivered to Buyer under this Agreement), its own analysis of the Acquired Units and the Company. Buyer acknowledges that the Acquired Units are not registered pursuant to the Securities Act and that none of the Acquired Units may be transferred, except pursuant to an applicable exemption under the Securities Act.
5.7Financing; Solvency.
(a)Buyer will have available at the Closing the funds necessary to (i) make the payments required under Section 2.3(b) and Section 2.6 and (ii) pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated by this Agreement.
(b)As of the Closing, assuming the accuracy in all material respects of the representations and warranties set forth in this Agreement and the Ancillary Agreements and the Company is Solvent immediately prior to the Closing, after giving effect to all of the transactions contemplated by this Agreement, Buyer and the Company, taken as a whole, will be Solvent. For purposes of this Section 5.7(b), “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the present fair salable value of the assets of such Person, will, as of such date, exceed the amount of all Liabilities of such Person, contingent or otherwise, as of such date, (ii) the present fair salable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (iii) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital and (iv) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay as such debts and Liabilities mature.
5.8Due Diligence Investigation.
(a)Buyer has had an adequate opportunity to discuss the business, management, operations and finances of the Company with its managers, officers, employees, agents, Representatives and Affiliates, and has had an adequate opportunity to inspect the facilities of the Company. Buyer has conducted, to its satisfaction, its own independent investigation of the conditions, operations and business of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer has relied on the results of its own independent investigation. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer has relied solely upon (x) the representations and warranties of the Company set forth in this Agreement, as may be modified by the Disclosure Schedule, and the Ancillary Agreements, and (y) the representations and warranties of the Selling Parties set forth in this Agreement, as may be modified by the Disclosure Schedule, and of the Seller Representative set forth in the Ancillary Agreements and has not relied upon any other information, representations, warranties or statements provided or made by, for or on behalf of or relating to, the Company, any Seller or any of their respective agents or Representatives to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the representations and warranties of the Company and the Selling Parties set forth in this Agreement or the Ancillary Agreements, as may be modified by the Disclosure Schedule, Buyer has entered into the transactions contemplated by this Agreement and the Ancillary Agreements with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company.
(b)Buyer acknowledges and agrees that (i) except for the representations and warranties of the Company, the Seller Representative and of the Selling Parties set forth in this Agreement, in each case, as may be modified by the Disclosure Schedule and the Ancillary Agreements, none of the Company, the Seller Representative, the Sellers or any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, on behalf of or relating to the Company, the Seller Representative, the Sellers or any such other Person or any of their respective businesses, including any representation or warranty as to (A) value, merchantability or fitness for a particular use or purpose or for ordinary purposes, (B) the operation or probable success or profitability of the Company or its business or (C) the accuracy or completeness of any information regarding the Sellers, the Seller Representative or the Company or its business made available to Buyer or any of their respective Representatives in connection with this Agreement or the transactions contemplated hereby or their investigation of the Sellers, the Seller Representative or the Company or its business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company or its business), and (ii) Buyer will not have any right or remedy (and the Seller Representative, the Sellers and their respective Affiliates will have no Liability whatsoever) arising out of, and Buyer expressly disclaims any reliance upon, any representation, warranty or other statement (whether written or oral) made by, on behalf of or with respect to any Seller, the Seller Representative, the Company or its business, including in any information regarding the Sellers, the Seller Representative or the Company or its business made available to Buyer or any of its respective Representatives in connection with this Agreement or the transactions contemplated hereby or their investigation of the Seller, the Seller Representative or the Company or its business (including any estimates, forecasts, budgets, projections or other financial information with respect to the Company or its business), or any errors therein or omissions therefrom, in each case, other than the representations and warranties expressly set forth in this Agreement, in each case, as may be modified by the Disclosure Schedule, or in the Ancillary Agreements.
5.9Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE ANCILLARY AGREEMENTS TO WHICH BUYER IS A PARTY, BUYER DOES NOT MAKE AND HAS NOT MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF BUYER, INCLUDING ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR A USAGE OF TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
SECTION 6
COVENANTS

6.1Confidentiality; Access; Retention of Books and Records.
(a)The parties acknowledge that the Company and MultiPlan have previously executed a letter agreement effective as of September 12, 2022 (the “Confidentiality Agreement”). Upon the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect.
(b)For a period of seven (7) years following the Closing, subject to the last sentence of this Section 6.1(b), Buyer shall (and shall cause the Company to) preserve and keep, or cause to be preserved and kept, all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in the possession of Buyer, the Company or their respective subsidiaries, provided that, in accordance with the Company’s current practices, such copies may be maintained in electronic or digital form. The Seller Representative, upon reasonable notice, shall, at the expense of the Seller Representative (on behalf of the Sellers and at their expense), have reasonable access during normal business hours to examine, inspect and copy such books and records during such seven (7) year period (subject to applicable confidentiality obligations) to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of the Seller Representative or a Seller; provided that (A) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Buyer or the Company; (B) the Seller Representative (on behalf of the Sellers) shall be responsible for any damage to any real property owned or leased by the Buyer or the Company or any other assets or property of the Company or the Buyer directly caused by the Seller Representative or any of its Representatives; (C) Buyer shall not be required to disclose any information contained in proposals from third parties in connection with the sale of the Company or its Representatives’ evaluation thereof; and (D) the Buyer and the Company shall not be required to confer, afford such access or furnish such copies or other information the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided that the Company shall, and Buyer shall cause the Company to, use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss or impairment of attorney-client privilege. If prior to such seven (7) year period, Buyer, the Company or any of their respective Affiliates intends to dispose of any such books and records, Buyer shall give at least sixty (60) days’ prior written notice of such intention to dispose to the Seller Representative, and the Seller Representative shall be given an opportunity, at its cost and expense, to retain all or any part of such books and records as it may elect.
(c)The Seller Representative shall be permitted to disclose any and all such terms or information (i) as may be reasonably required in connection with the performance of its duties described herein with its counsel or consultants and (ii) as is reasonably necessary to disclose to the Selling Parties regarding any adjustments or reductions to any post-closing distributions.
6.2Public Disclosure. Prior to the date hereof, Buyer has prepared, and Seller Representative has approved, certain press releases and public filings concerning the transactions contemplated hereby (collectively, the “Public Announcements”), which Public Announcements shall be publicly filed and disclosed by Buyer within two (2) Business Days following the Closing Date. From and after the Closing Date, Buyer and the Seller Representative shall jointly draft and approve of all press releases and any other public disclosures, in each case, to the extent containing material information concerning the transactions contemplated hereby that was not included in the Public Announcements, which approvals shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing or anything herein to the contrary, nothing herein shall prevent (i) Buyer or its Affiliates from making public filings or disclosures to the extent required by Legal Requirements, or (ii) a Seller or Buyer or any of their respective Affiliates which is a private equity or other investment fund from making customary disclosures (which are made subject to customary confidentiality obligations), including the key economic terms of the transactions contemplated by this Agreement and the return realized as a result thereof, to its current or prospective investors in connection with its normal fundraising and reporting activities.

6.3Cooperation; Further Actions. Following the Closing, the parties hereto shall use commercially reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, in order for such party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the transactions contemplated hereby and thereby and carry out the intent and purposes of this Agreement (which include the transfer to Buyer of the entire ownership of the Company and intended related benefits of the business of the Company).
6.4Indemnification of Directors and Officers.

(a)During the period following the Closing and ending six (6) years after the Closing Date, Buyer shall cause the Company (x) to maintain provisions in its certificate of formation or limited liability company agreement concerning indemnification and exculpation (including provisions relating to expense advancement) of present and former members of the Company’s Board of Managers and present and former officers of the Company (the “Indemnified D&Os”) that are no less favorable to the Indemnified D&Os than the provisions of the Company Organizational Documents, and (y) not to amend, repeal or otherwise modify such provisions in any respect that would materially adversely affect the rights of the Indemnified D&Os thereunder, in each case, except as required by applicable Legal Requirements.
(b)Prior to the Closing, the Company has obtained a prepaid directors’ and officers’ liability insurance policy (i.e., “tail coverage”), in form and substance mutually agreed by the Company and Buyer (the “D&O Tail Policy”), which provides the Indemnified D&Os with continuous coverage for an aggregate period of not less than six (6) years following the Closing Date, with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The prepaid premiums and other costs to secure the D&O Tail Policy shall be borne in full by Buyer (and reflected as a credit in the Seller Transaction Expenses to the extent paid out of the Company’s Cash prior to the Closing) and the D&O Tail Policy shall be non-cancelable. Buyer shall, and shall cause the Company to, maintain the D&O Tail Policy in full force and effect during the period for which it has been prepaid.
(c)In the event Buyer or the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 6.4.
(d)The terms and provisions of this Section 6.4 are intended to be in addition to the rights otherwise available to the Indemnified D&Os by applicable Legal Requirement, the Company Organizational Documents, or other contract, as applicable, and shall operate for the benefit of, and shall be enforceable by, the Indemnified D&Os and their respective heirs and Representatives, each of whom is an intended third party beneficiary of this Section 6.4.
6.5Employee Benefit Matters.
(a)Following the Closing, Buyer shall honor and perform in accordance with their terms all Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements, subject to any amendments thereto or termination thereof permitted in accordance with their terms. For the sake of clarity, the foregoing does not limit in any way Buyer’s (or the Company’s) ability, in its sole discretion, to amend, modify or terminate any Benefit Plan in accordance with the terms thereof, for any or no reason, at any time and from time to time.
(b)For a period of twelve (12) months immediately after the Closing Date (or until the relevant Continuing Employee’s employment terminates, if sooner), Buyer shall cause the Company to provide, to each individual who is an employee of the Company immediately prior to the Closing and who remains so employed immediately following the Closing (the “Continuing Employees”), (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (ii) target short-term cash incentive opportunities that are no less favorable than the target short-term cash incentive opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (iii) employee benefits (excluding equity, phantom equity and other equity-based compensation, defined benefit pension, nonqualified deferred compensation and retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are at least as favorable, in the aggregate, as: (A) those provided to the Continuing Employees immediately prior to the Closing under the Benefit Plans set forth on Section 3.15(a) of the Disclosure Schedules (without regard to any modifications after the date hereof that are prohibited hereunder and excluding any Benefit Plans providing for any Excluded Benefits), (B) those provided to similarly situated employees of Buyer or its subsidiaries (excluding any Excluded Benefits), or (C) some combination of the foregoing as determined by Buyer in its sole discretion. For each Continuing Employee whose employment is terminated by the Company or any of its Affiliates without “cause” (as determined by the Company in good faith and not due to death or “disability”), within the twelve (12) month period following the Closing Date, Buyer shall pay, or cause to be paid, to each Continuing Employee severance payments in accordance with Section 6.5(a) of the Disclosure Schedule (taking into account such Continuing Employee’s past service with the Company or its Affiliates and for service performed for the Company or its Affiliates on and after the Closing Date).
(c)Effective as of the Closing, Buyer shall recognize, or shall cause its subsidiaries and the Company, as applicable, to recognize, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate thereof or any predecessor of the Company) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting of defined contribution retirement benefits (but not benefit accrual), and level of severance and paid time off or vacation benefits of the Continuing Employee under employee benefit plans maintained by Buyer or its subsidiaries, including paid time off or vacation plans or arrangements, 401(k) plans and any welfare plans (but not with respect to any Excluded Benefit) to the same extent and for the same purpose as such employment or service was recognized under the analogous Benefit Plan as of immediately prior to the Closing Date, except to the extent such recognition would result in a duplication of benefits or coverage. In addition, and without limiting the generality of the foregoing, effective as of the Closing and for the plan year in which the Closing occurs, Buyer shall, or shall cause its subsidiaries and the Company to, use commercially reasonable efforts to: (A) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any group health plan or similar broad-based health or welfare plan of Buyer or its subsidiaries in which the Continuing Employee participates to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements would have applied to such Continuing Employee under the comparable Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (B) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents and credited to such Person under the Benefit Plans that are medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under the comparable medical, dental, pharmaceutical or vision benefit plan of Buyer or its subsidiaries, as if such amounts had been paid in accordance with such plan.
(d)Notwithstanding anything herein to the contrary, Buyer and the Company acknowledge and agree that all provisions contained in this Section 6.5 are included for the sole benefit of Buyer and the Company, and that nothing in this Agreement (except for Section 6.4 for the purposes of third-party beneficiary rights referenced therein), whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan or other benefit or compensation plan, agreement or other arrangement, (ii) shall limit the right of Buyer, the Company or their respective Affiliates to establish, adopt, amend, terminate or otherwise modify any Benefit Plan or other benefit or compensation plan, policy, program, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or individual independent contractor of the Company, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)) any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right or remedy of any kind or nature whatsoever.
6.6Acknowledgements by Buyer. BUYER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND THE SELLING PARTIES IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS TO WHICH SUCH PERSON IS A PARTY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING PARTIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND THE SELLING PARTIES IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS TO WHICH SUCH PERSON IS A PARTY, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS OR ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND EACH SELLING PARTY.
6.7Acknowledgements by the Selling Parties. EACH SELLING PARTY AND THE COMPANY ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS TO WHICH BUYER IS A PARTY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF BUYER TO THE SELLING PARTIES OR THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. EACH SELLING PARTY AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS TO WHICH BUYER IS A PARTY, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY BUYER.
6.8Accredited Investor Questionnaires.
(a)Each Seller has delivered all documentation, in form and substance reasonably acceptable to Buyer, reasonably requested by Buyer to determine whether or not such Seller is an Accredited Investor, including an Accredited Investor Questionnaire.
(b)Such Seller acknowledges that the Shares to be issued pursuant to the transactions contemplated by this Agreement shall constitute “restricted securities” within the meaning of the Securities Act, and that such Shares will not be registered under the Securities Act and that such Shares may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities laws. At no time was such Seller solicited by means of general advertising or general solicitation in connection with this Agreement or the transactions contemplated by this Agreement.
(c)All Shares issued in connection with this Agreement shall bear a legend or legends referencing restrictions applicable to such Shares under applicable securities laws and under this Agreement, which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”
(d)To ensure compliance with the restrictions imposed by the Securities Act, such Seller acknowledges that MultiPlan may issue appropriate “stop-transfer” instructions to its transfer agent. MultiPlan shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or receive dividends, to any purchaser or other transferee to whom such Shares have been purportedly so transferred.
(e)To the maximum extent permitted by law, such Seller hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights, or seek or obtain any discovery, appraisal or similar rights in connection with the transactions contemplated pursuant to this Agreement, including any claims (x) by any Accredited Investor relating to the fairness of the Issue Price or the portion of the Estimated Cash Purchase Price (together with any amounts that may become payable to such Seller pursuant to Section 2.2(d)) and the Stock Consideration (and the relative proportion between the two) allocated to such Seller hereunder and (y) by any Unaccredited Investor relating to its inability to receive any portion of the Stock Consideration.
6.9Resale Registration.
(a)MultiPlan shall file within forty-five (45) days of the Closing Date (the “Filing Date”) a Shelf Registration Statement (the “Initial Shelf Registration Statement”) registering the resale of the Registrable Securities on a delayed or continuous basis under Rule 415 under the Securities Act. MultiPlan shall use its commercially reasonable efforts to cause such Initial Shelf Registration Statement to become effective under the Securities Act as soon as practicable after such filing. MultiPlan shall maintain such Initial Shelf Registration Statement for a period ending on the earlier of (i) the first anniversary of the initial effectiveness of such Shelf Registration Statement and (ii) the date on which all Shares cease to be Registrable Securities (such earlier date, the “Registration Cessation Date”), and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration Statement continuously effective, available for use and in compliance with the provisions of the Securities Act.
(b)Subsequent Shelf Registration. If any Shelf Registration Statement ceases to be effective under the Securities Act for any reason at any time while there remain any Registrable Securities registered by such Shelf Registration Statement prior to the Registration Cessation Date, MultiPlan shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file (the “Subsequent Filing Date”) an additional Shelf Registration Statement (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities registered by such prior Shelf Registration Statement. If a Subsequent Shelf Registration is filed, MultiPlan shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act, and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until the Registration Cessation Date.
(c)Suspension of Filing or Registration. Notwithstanding anything to the contrary in this Agreement, MultiPlan shall be entitled to delay or postpone the filing and/or effectiveness of a Shelf Registration Statement (including a Subsequent Shelf Registration), and from time to time to require the Sellers not to sell under a Shelf Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of such Shelf Registration Statement would require MultiPlan to make any public disclosure of material non-public information, which disclosure, in the good faith determination of management of MultiPlan, after consultation with MultiPlan’s counsel, (i) would be required to be made in such Shelf Registration Statement in order for such Shelf Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (ii) would not be required to be made at such time if the Shelf Registration Statement were not being filed, and (iii) MultiPlan has a bona fide business purpose for not making such information public (each such circumstance, a “Suspension Event”); provided, however, that MultiPlan may not delay or suspend the filing, effectiveness or use of a Shelf Registration Statement on more than two occasions not exceeding sixty (60) consecutive calendar days per occasion (though, for avoidance of doubt, each occasion may run consecutively) during any twelve-month period without the consent of the Sellers then holding a majority of the Registrable Securities held by all Sellers; and provided, further, that the Registration Cessation Date pursuant to Section 6.9(a)(i) shall be extended by that number of days equal to the number of days the effectiveness of such Shelf Registration Statement (including a Subsequent Shelf Registration) was suspended. Upon receipt of any written notice from MultiPlan of the happening of any Suspension Event during the period that the Shelf Registration Statement is effective or if as a result of a Suspension Event the Shelf Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Seller agrees that (1) such Seller will immediately discontinue offers and sales of the Shares under the Shelf Registration Statement until such Seller receives copies of a supplemental or amended prospectus (which MultiPlan agrees to use commercially reasonable efforts to promptly prepare and file) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by MultiPlan that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by MultiPlan except, to the extent applicable, (A) for disclosure to such Seller’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential, (C) as required by law and (D) to the extent that information in such written notice has become public through no breach of this provision by Seller or through any action by any person with whom Seller has disclosed such information pursuant to clauses (A) or (B) above. If so directed by MultiPlan, each Seller agrees to deliver to MultiPlan or, in such Seller’s sole discretion, destroy, all copies of the prospectus covering the Shares in such Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (I) to the extent such Seller is required to retain a copy of such prospectus (x) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (II) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)All of MultiPlan’s expenses incurred in connection with the filing of any Shelf Registration Statement, including any related SEC filing fees, listing notices and filing fees, transfer agents’ and registrars’ fees and expenses and all fees and expenses of MultiPlan’s outside counsel and independent accountants, effected pursuant Section 6.9 shall be borne by MultiPlan. Each Seller shall bear its own expenses in connection with any Shelf Registration Statement and all selling expenses relating to the sale, transfer or other disposition of any Shares by such Seller, such as brokerage fees and all fees and expenses of any legal counsel representing such Seller in connection with any Shelf Registration Statement or any such sale, transfer or disposition.
(e)MultiPlan’s obligations to include any Registrable Securities issued to a Seller in a Shelf Registration Statement pursuant Section 6.9 are contingent upon such Seller furnishing a completed and executed selling shareholders questionnaire in the form of Exhibit E hereto to MultiPlan that contains the information required by SEC rules for a Shelf Registration Statement regarding such Seller, the securities of MultiPlan held by such Seller and the intended method of disposition of the Registrable Securities held by such Seller to effect the registration of such Registrable Securities, and such Seller shall execute such documents in connection with such registration as MultiPlan may reasonably request that are customary of a selling stockholder in similar situations. Notwithstanding anything to the contrary contained in this Agreement, if any Seller does not provide MultiPlan with the information and documents requested pursuant to this Section 6.9(e), MultiPlan may exclude such Seller’s Registrable Securities from the Shelf Registration Statement or any related prospectus if MultiPlan determines, based on the advice of its outside counsel, that such information is necessary to effect the registration of such Registrable Securities and such Seller continues thereafter to withhold such information. MultiPlan shall furnish to each Seller such numbers of copies of a prospectus, including a preliminary prospectus, and any supplement to any prospectus, as required by the Securities Act and shall take such other actions reasonably requested by a Seller in connection with the removal of any restrictive legend in connection with any sale of Registrable Securities under the Shelf Registration Statement, subject to such Seller providing any information reasonably requested by MultiPlan (including evidence that such sale was executed).
(f)MultiPlan will use reasonable best efforts to list for trading on the New York Stock Exchange (subject to notice of issuance) the Registrable Securities on or prior to the date on which the Shelf Registration Statement becomes effective under the Securities Act.
(g)This Section 6.9 shall terminate with respect to any Seller on the date that such Seller no longer holds any Registrable Securities.
6.10Post-Closing Incentive and Retention Plan. Each Seller acknowledges that after the Closing, the Key Persons and certain other employees of the Company as of the date hereof to be determined by Buyer, including in certain cases in consultation with the Key Persons, shall be entitled to receive certain incentive payments in respect of services to be provided to the Company, Buyer and their respective Affiliates following the date hereof, pursuant to a long term incentive plan to be finalized following Closing, which shall be in accordance with the term sheet attached hereto as Exhibit J (the “Post-Closing Long Term Incentive Plan”). The incentive payments to be paid under the Post-Closing Long Term Incentive Plan (the “Incentive Payments”) will be subject to achievement of performance metrics, continued employment and other terms and conditions described in Exhibit J. Each Seller (other than the Key Persons) hereby agrees that such Seller has no rights to participate in, or receive, any amounts arising from, in connection with or otherwise relating to the Incentive Payments except to the extent such Seller both (x) is an employee or other service provider of the Company, Buyer or one or more of their respective Affiliates following the Closing and (y) is expressly granted any such rights by Buyer or its Affiliates in writing after the date hereof. Each Seller (other than the Key Persons) hereby agrees that such Seller has had the opportunity to review Exhibit J prior to executing this Agreement, and, in exchange for good and valuable consideration that each Seller is receiving pursuant to this Agreement, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, interests or claims to participate in, or otherwise arising from, in connection with or otherwise relating to, such Incentive Payments. Each Seller further acknowledges that it has received all information such Seller has requested regarding the Incentive Payments.
6.11Amendment to the Operating Agreement of the Company. Each of the Sellers (which collectively constitute all of the Members and the holders of the Required Vote of the Members (in each case, as defined in the Operating Agreement) of the Company) hereby approves the transfers of Units and other Equity Interests of the Company contemplated by this Agreement and the Ancillary Agreements and waives any requirements under the Operating Agreement in respect thereof or otherwise relating to the transactions contemplated hereby or thereby, including any requirements pursuant to Section 5.4 of the Operating Agreement (including the execution and delivery of an Admission Agreement as set forth in Section 5.4(b) of the Operating Agreement) and Section 5.5 of the Operating Agreement (including the receipt of favorable legal opinion set forth in Section 5.5(d) of the Operating Agreement and the right of first refusal set forth in Section 5.5(h) of the Operating Agreement).  Each of the Sellers acknowledge and agree this Section 6.11 shall be deemed a waiver of rights by the Members pursuant to Section 17.5 of the Operating Agreement and, to the extent necessary to give effect to the provisions hereof, an amendment to the Operating Agreement approved by the Members pursuant to Section 17.4 of the Operating Agreement.
6.12Release. Effective as of the Closing, each Seller, for Seller and on behalf of such Seller’s affiliates, heirs, administrators, executors, successors, assigns and other representatives, and anyone acting or claiming on his, her, its or their joint or several behalf, hereby releases, voluntarily, unconditionally and irrevocably, and absolutely waives and forever discharges the Company, Buyer and each of their respective parents, subsidiaries and affiliates, and each of their respective past, present or future owners, employees, officers, directors, trustees, board members, stockholders, members, managers, agents, attorneys, insurers and benefit plans, and each of their respective affiliates, parent corporations, subsidiaries, heirs, administrators, other representatives, insurers, anyone acting on its, his, her or their joint or several behalf and/or all of their successors and assigns (collectively, the “Released Parties”), from and against any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, losses, liabilities, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages (including for taxes and excise taxes), claims for costs and attorneys’ fees or obligations of any nature whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, of any nature whatsoever (each, a “Claim” and collectively, “Claims”), which such Seller or such Seller’s successors or assigns have or may have against the Released Parties, or that such Seller ever had or may have against the Released Parties upon or by reason of any matter, cause or thing from the beginning of time up to and including the Closing, that arises from or out of, is based upon or relates to (i) the Seller’s ownership or purported ownership of Units and any other award, equity or equity-based arrangements or compensation, taxes, excise taxes, or tax-related reimbursements, including under Section 409A or otherwise, (ii) the negotiation or execution of this Agreement or any of the Ancillary Agreements, or the consummation of any of the transactions contemplated hereby or thereby or (iii) the Company (collectively, the “Released Claims”). However, the Released Claims shall not include, and nothing contained in this Section 6.12 shall modify, waive, replace, supersede, release or impair in any way: (A) any of Seller’s rights under this Agreement or any of the Ancillary Agreements to which such Seller is a party; (B) any claim related to or arising out of Fraud of Buyer; (C) such Seller’s right to receive such Seller’s consideration, if any, as set forth in this Agreement and any other rights of such Seller pursuant to any Warrant Cancellation Agreement or Phantom Unit Cancellation Agreement, if applicable (including the right to payments hereunder as contemplated thereby); (D) any entitlement of such Seller to other compensation and any reimbursable expenses earned or accrued by or for the benefit of such Seller as of or prior to the Closing in respect of services performed by such Seller as a manager, employee or service provider of the Company, but, in each case, only to the extent not paid by the Company prior to or at the Closing; (E) any rights to exculpation and/or indemnification such Seller may have as a current or former director, manager or officer of the Company under applicable law or pursuant to this Agreement and/or the Company Organizational Documents, if applicable; or (F) any claim which may not be waived as a matter of Legal Requirements. Seller covenants and agrees not to assert any Released Claims against any Released Party or to seek discovery or other information from any Released Party in respect of any such Released Claim and shall indemnify and hold harmless each Released Party for any losses, damages, costs or expenses arising from any violation of its agreements in this Section 6.11. WITHOUT LIMITING THE FOREGOING, SELLER EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE STATUTE IN THE CONTEXT OF A GENERAL RELEASE, WHICH STATUTE GENERALLY PROVIDES FOR THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, AND THAT IF KNOWN BY HIM, HER OR IT WOULD HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR OR BUYER RELEASED PARTY.” SELLER ACKNOWLEDGES THAT HE, SHE OR IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS. Each of the Released Parties is an express third-party beneficiary of each provision of this Section 6.12.
SECTION 7
CERTAIN TAX MATTERS

7.1Intended Tax Treatment. Buyer and each Seller agree that in accordance with Rev. Rul. 99-6, Situation 2, the purchase and sale of the Acquired Units pursuant to this Agreement shall be treated for U.S. income tax purposes as (i) a sale of partnership interests by the Sellers under Section 741 of the Code, (ii) a purchase of the Company’s assets by Buyer and (iii) the termination of the Company pursuant to Section 708 of the Code, thereby causing the Company’s taxable year to end on the Closing Date (the “Intended Tax Treatment”). Buyer, the Seller Representative and each Seller shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns consistent with the Intended Tax Treatment and (ii) take no position inconsistent with the Intended Tax Treatment for all Tax purposes, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
7.2Purchase Price Allocation. The Adjusted Purchase Price (plus any other amounts properly taken into account under the Code) shall be allocated among the assets of the Company in accordance with the methodologies set forth on Schedule 7.2 and the principles of Section 755 and Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Buyer shall reasonably cooperate with the Seller Representative to provide the inputs, information and any reasonable assistance needed or requested for the Seller Representative to prepare the Allocation. A draft of the Allocation shall be delivered by the Seller Representative to Buyer within sixty (60) days after the final determination of the Adjusted Purchase Price pursuant to Section 2.2

(the “Proposed Allocation”). The Buyer shall deliver to the Seller Representative a written statement setting forth any comments to the Proposed Allocation within thirty (30) days following the receipt thereof (and, if no such written statement is timely delivered, the Buyer shall be deemed to have agreed with the Proposed Allocation), and the parties shall reasonably cooperate in good faith to resolve any disputed items with respect to the Proposed Allocation. In the event the parties are unable to resolve any disputed items with respect to the Proposed Allocation, such items shall be promptly referred to the Accounting Arbitrator, which shall, acting as an expert and not as an arbitrator, provide a final written determination in respect thereof within thirty (30) days following such referral in accordance with the procedural principles of Section 2.2 and in a manner consistent with the methodologies set forth in Schedule 7.2 (such allocation, as mutually agreed among the parties or otherwise determined by the Accounting Arbitrator, the “Final Allocation”). The Final Allocation shall be adjusted as and to the extent the Adjusted Purchase Price changes. Buyer, and each Seller shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns (including, without limitation, in the filing of any applicable Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the Closing Date) consistent with the Final Allocation and (ii) take no position inconsistent with the Final Allocation for all Tax purposes, in each case, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
7.3Tax Returns. The Seller Representative shall cause to be timely prepared and filed, at the expense of the Sellers, all Pass-Through Income Tax Returns that relate exclusively to a Pre-Closing Tax Period (but excluding any Straddle Period) and are required to be filed after the Closing Date by the Company (taking into account any applicable extensions) (“Representative Tax Returns”). The Seller Representative shall be permitted to work with the Company’s historical tax preparer to cause the preparation and filing of such Representative Tax Returns. All Representative Tax Returns shall be prepared (i) in a manner consistent with the past practices of the Company unless otherwise required by Legal Requirements or this Agreement and (ii) so that Transaction Tax Deductions are allocated to a Pre-Closing Tax Period at a “more likely than not” or greater comfort level under applicable Legal Requirements. The Seller Representative, on behalf of the Selling Parties, shall cause to be made an election under Section 754 of the Code for the taxable year of the Company that includes the Closing. At least thirty (30) days prior to the due date for any such Representative Tax Returns (taking into account any applicable extensions), the Seller Representative shall deliver a preliminary draft of such Pass-Through Income Tax Return to Buyer for review and comment and incorporate all reasonable comments timely provided by Buyer in writing prior to such due date. Buyer shall reasonably cooperate with the Seller Representative to file, or cause to be filed, all Representative Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date, other than Representative Tax Returns (“Buyer Tax Returns”). In respect of any Buyer Tax Return required to be filed prior to the final determination of the Adjusted Purchase Price pursuant to Section 2.2(d) and that would reasonably be expected to affect such final determination, Buyer shall permit the Seller Representative to review and comment on each such Buyer Tax Return at least fifteen (15) days prior to filing, or if such Buyer Tax Return is due within fifteen (15) days of the end of the Tax period reported on such Buyer Tax Return, as promptly as practicable after the end of such Tax period, and shall incorporate all reasonable comments timely provided by the Seller Representative in writing prior to such due date; provided that for the avoidance of doubt, the Seller Representative shall have no right to receive, access or review any Buyer or Company consolidated Tax Returns (in whole or in part), including any schedules or workpapers with respect thereto to which the foregoing documents and required attachments may be attached or related, unless information that would reasonably be expected to affect the final determination of the Adjusted Purchase Price pursuant to Section 2.2(d) is available only on such consolidated Tax Returns, including any such schedules or workpapers, in which case, Buyer shall provide such document with information related to Buyer or any of its Affiliates (other than the

Company) redacted. All Buyer Tax Returns to be prepared pursuant to this Section 7.3 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Legal Requirements.
7.4Straddle Periods. Whenever it is necessary under this Agreement to apportion Taxes for any Straddle Period, the portion of such that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days from the beginning of such Straddle Period through and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, deemed to be the amount of such Taxes payable if the taxable year or period of the Company ended at the end of the day on the Closing Date based on an interim closing of the books of the Company.
7.5Cooperation. Buyer, the Seller Representative and each Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns with respect to the Company, the making of any Tax election relating to the Company, the preparation for any audit by any Tax Authority, in each case, relating solely to the Company. Except as specified in Section 7.3, the Seller Representative and Sellers shall have no right to receive, access or review any Buyer or Company consolidated Tax Returns (in whole or in part), including any schedules or workpapers with respect thereto to which the foregoing documents and required attachments may be attached or related. Buyer shall retain, and shall cause the Company to retain, all books and records with respect to Tax matters of the Company until the expiration of the applicable statute of limitations or, if later, the seventh (7th) anniversary of the Closing Date.
7.6Tax Contests. Buyer, the Company and their respective Affiliates, on the one hand, and Sellers, the Seller Representative and their respective Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of a pending or threatened Tax Contest relating to any Pass-Through Income Tax Return for any Pre-Closing Tax Period (a “Pre-Closing Tax Contest”). The Seller Representative shall have sole control over the conduct, defense, settlement and resolution of any Tax Contests relating to any Pre-Closing Tax Contest; provided, that (a) the Sellers shall be responsible for any costs or other expenses attributable to the conduct of such Pre-Closing Tax Contest, including any advisors’ fees incurred in connection therewith, (b) the Seller Representative shall keep Buyer reasonably informed of any procedural matters relating to such Pre-Closing Tax Contest, (c) Buyer shall have the right to participate, at its own cost and expense, in such Pre-Closing Tax Contest, which participation right shall include the right to review and comment upon all material submissions made in the course of such Pre-Closing Tax Contest, and (d) the Seller Representative shall not settle or compromise any material issue relating to such Pre-Closing Tax Contest without Buyer’s consent (not to be unreasonably withheld, conditioned or delayed). With respect to all Tax Contests for a Pre-Closing Tax Period (other than Pre-Closing Tax Contests), Buyer shall have sole control over the conduct, defense, settlement and resolution of such Tax Contest; provided that if such Tax Contest commences after the Closing and relates to a liability for Taxes (other than sales, use or other similar Taxes that are due and payable prior to the Closing Date) taken into account in the determination of Closing Working Capital, Company Debt or Seller Transaction Expenses, in each case, as finalized pursuant to Section 2.2(d), such finalized amounts shall be determined without reference to the outcome of any such Tax Contests. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to cause, and require the Sellers and the Seller Representative to take any necessary actions to cause, the Company to make any available election under Section 6226 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) in connection with any Tax Contest. For any tax year that the Company is eligible to timely elect out of the provisions of subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, and as subsequently amended, the Company shall so elect out.

7.7Post-Closing Tax Actions. Except to the extent expressly contemplated by this Agreement, or with the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer will not, and will not cause or permit the Company or any of its other Affiliates to, (a) file, re-file, amend or otherwise modify (i) any Pass-Through Income Tax Return with respect to the Company for a Pre-Closing Tax Period or (ii) any other Tax Return for a Pre-Closing Tax Period prior to the final determination of the Adjusted Purchase Price pursuant to Section 2.2, (b) make, change or revoke any Tax election with respect to the Company with respect to (i) any Pass-Through Income Tax Return for a Pre-Closing Tax Period or (ii) any other Tax Return for a Pre-Closing Tax Period prior to the final determination of the Adjusted Purchase Price pursuant to Section 2.2, (c) agree to the waiver of or any extension to the statute of limitations with respect to any Taxes of the Company with respect to a Pass-Through Income Tax Return for a Pre-Closing Tax Period, or (d) initiate, file or enter into a voluntary disclosure agreement or similar agreement in respect of any Pre-Closing Tax Period (other than any such agreements with respect to sales, use or other similar Taxes that are due and payable prior to the Closing Date) but only to the extent such voluntary disclosure agreement or similar agreement would reasonably be expected to affect the Closing Working Capital, Company Debt or Seller Transaction Expenses, in each case as finalized pursuant to Section 2.2(d), except in the case of clauses (a) or (b) with respect to Pass-Through Income Tax Returns that are Buyer Tax Returns prepared and filed in accordance with the provisions of Section 7.3.
SECTION 8
CLOSING DELIVERIES

8.1Closing Deliveries of the Company. At the Closing, the Company or the Sellers, as applicable, shall deliver, or cause to be delivered, to Buyer the following:
(a)the Escrow Agreement, duly executed and delivered by the Seller Representative and the Escrow Agent;
(b)the Paying Agent Agreement, duly executed and delivered by the Seller Representative;
(c)each other Ancillary Agreement (other than the Phantom Unit Cancellation Agreements), duly executed and delivered by each Seller and the Seller Representative (in each case, if party thereto), in the form agreed by the parties and attached as an Exhibit hereto (if applicable);
(d)a certificate of the secretary or other officer of the Company (the “Company Secretary Certificate”), dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Company Organizational Documents, and (ii) the actions taken by the Board of Managers of the Company to authorize this Agreement and each Ancillary Agreement to which the Company may be party or subject and the transactions contemplated hereby and thereby, copies of which actions shall be attached to such certificate;

(e)resignations, dated the Closing Date, of each member of the Board of Managers of the Company and each officer of the Company, in each case, to the extent requested by Buyer, which resignations are effective at or prior to the Closing;
(f)the Initial Closing Statement;
(g)a duly completed and executed IRS Form W-9 delivered by each Seller and each Warrant Holder;
(h)unit powers executed and delivered by each Seller, in form and substance reasonably satisfactory to Buyer;
(i)A payoff letter, in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness of the Company for borrowed money to be paid off pursuant to Section 2.3(b)(i), in each case, specifying the aggregate amount of the applicable Indebtedness of the Company outstanding as of the Closing and providing for the release of all Liens and other security securing such Indebtedness of the Company upon receipt of the payoff amount set forth therein;
(j)evidence, in form and substance reasonably satisfactory to Buyer, that all of the agreements and arrangements specified on Section 8.1(j) of the Disclosure Schedule have been terminated and are of no further force or effect without any further Liabilities of the Company thereunder or in connection therewith;
(k)an Intellectual Property assignment agreement substantially in the form attached hereto as Exhibit I (the “PIIA”), duly executed by Dimitris Bertsimas;
(l)duly executed Warrant Cancellation Agreements signed by each holder of Outstanding Company Warrants; and
(m)the forms of consent of the Company’s accountants for use of their reports in any filings with the SEC following the Closing (which accountants have agreed to timely deliver upon the request of the Company).
8.2Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following:
(a)to the Paying Agent, the portion of the Estimated Cash Purchase Price payable to the Sellers in accordance with Section 2.3(b)(ii)(A);
(b)to the Company, the portion of the Estimated Cash Purchase Price payable to the Phantom Holders (through the Company’s payroll) in accordance with Section 2.3(b)(ii)(B);
(c)to the Paying Agent, the portion of the Estimated Cash Purchase Price payable to the Warrant Holders in accordance with Section 2.3(b)(ii)(C);
(d)to the Seller Representative, the Seller Representative Expense Fund in accordance with Section 2.3(b)(iii);
(e)to the Seller Representative, the Escrow Agreement, duly executed and delivered by Buyer and the Escrow Agent;
(f)to the Seller Representative, the Paying Agent Agreement, duly executed and delivered by Buyer and the Paying Agent;

(g)to the Escrow Agent, the Adjustment Escrow Amount in accordance with Section 2.3(b)(iv);
(h)a certificate of the secretary or other officer of the Buyer (the “Buyer Secretary Certificate”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, as to (i) the actions taken by the Buyer’s Board of Directors to authorize this Agreement and each Ancillary Agreement to which the Buyer may be party or subject and the transactions contemplated hereby and thereby and (ii) the actions taken by MultiPlan’s Board of Directors to authorize this Agreement and the transactions contemplated hereby, including, the issuance of the Stock Consideration, copies of which actions shall be attached to such certificate; and
(i)to Sellers or the Seller Representative, as the case may be, each other Ancillary Agreement to which Buyer is a party, duly executed and delivered by Buyer.
SECTION 9
THE SELLER REPRESENTATIVE

9.1Appointment of the Seller Representative.
(a)Each Selling Party irrevocably appoints and authorizes WT Representative LLC, as the “Seller Representative” and in such capacity as its agent and attorney-in-fact to take such action as agent and attorney-in-fact on its, her or his behalf and any successors or assignees and to exercise such powers under this Agreement and any Ancillary Agreements which require any form of approval or consent of any Selling Party, together with all such powers as are reasonably incidental thereto. The Seller Representative may perform its duties as such through sub-agents and attorneys-in-fact and shall have no liability to any Selling Party for any acts or omissions of any such sub-agent or attorney-in-fact if selected by it with reasonable care. Buyer shall be entitled to deal exclusively with the Seller Representative on behalf of any and all Selling Parties with respect to all matters relating to this Agreement and the Ancillary Agreements, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Party by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Selling Party by the Seller Representative, as fully binding upon such Selling Party.
(b)Without limiting the generality of the foregoing Section 9.1(a), the Seller Representative, acting alone without the consent of any other Selling Party, is hereby authorized to (i) take any and all actions under Section 2, (ii) effect payments to the Selling Parties hereunder, (iii) receive and/or give notices hereunder, (iv) receive and/or make payment hereunder, (v) execute waivers and/or amendments hereof, and/or (vi) execute and deliver documents, releases and/or receipts hereunder.
(c)The Seller Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Selling Party for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
(d)The Seller Representative shall incur no liability of any kind to any Selling Party with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement and any agreement ancillary except in the case of willful misconduct by the Seller Representative. The Seller Representative shall not be deemed to be a trustee or other fiduciary on behalf of any Selling Party or any other Person, nor shall the Seller Representative have any liability to any Selling Party in the nature of a trustee or other fiduciary. The Seller Representative does not make any representation or warranty to any

Selling Party as to, nor shall it be responsible for or have any duty to any Selling Party to ascertain, inquire into or verify, (A) any statement, warranty or representation made in or in connection with this Agreement or the Ancillary Agreements, (B) the performance or observance of any of the covenants or agreements of the Selling Parties under this Agreement or any of the Ancillary Agreements, or (C) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency, effectiveness or genuineness of this Agreement, the Ancillary Agreements or any other instrument or writing furnished in connection herewith or therewith. The Seller Representative shall not incur any liability to any Selling Party by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by it to be genuine and to be signed or sent by the proper party or parties.
(e)Each Selling Party shall, ratably in accordance with his, her or its Pro Rata Share pay or reimburse the Seller Representative, upon presentation of an invoice, for all costs, losses and expenses of the Seller Representative (including, without limitation, fees and expenses of counsel to the Seller Representative) in connection with (i) the enforcement of this Agreement and any of the Ancillary Agreements and/or the protection or preservation of the rights of each Selling Party and/or the Seller Representative against Buyer, or any of their respective assets, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any Ancillary Agreements (whether or not any such amendment, modification or waiver is signed or becomes effective). Such amounts shall first be paid out of a fund equal to $100,000 (the “Seller Representative Expense Fund”), which will be delivered by Buyer to the Seller Representative at the Closing as a deduction from the Purchase Price which the Seller Representative shall maintain in a separate account non-interest bearing account for application under this Section 9.1. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate obligation of any Selling Party pursuant to this Section 9.1(e) and Section 9.1(f) exceed the aggregate amount of proceeds received by such Selling Party pursuant to the terms of this Agreement and, if applicable, the Warrant Cancellation Agreements and Phantom Unit Cancellation Agreements.
(f)Each Selling Party shall, jointly and severally, indemnify, defend and hold harmless the Seller Representative and the Seller Representative’s Affiliates and its respective partners, directors, officers, managers, members, agents, attorneys, employees and equityholders against any and all, losses, liabilities, damages, claims, penalties, fines, fees and expenses arising out of or in connection with the Seller Representative’s execution and performance of this agreement, any action taken or omitted by such indemnitees hereunder or under the Ancillary Agreements (except such resulting from such indemnitees’ willful misconduct) (“Representative Losses”). If not paid directly to the Seller Representative by the Selling Parties, the Selling Parties agree any such Representative Losses may be recovered by the Seller Representative first from the Seller Representative Expense Fund or, to the extent such Seller Representative Expense Fund is insufficient, from any funds that become payable to a Selling Party hereunder. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate obligation of any Selling Party pursuant to this Section 9.1(f) and Section 9.1(e) exceed the aggregate amount of proceeds received by such Selling Party pursuant to the terms of this Agreement and, if applicable, the Warrant Cancellation Agreements and Phantom Unit Cancellation Agreements. In addition, each Selling Party shall have a right of contribution against each other Selling Party (which shall be applied ratably in accordance with each such Selling Party’s Pro Rata Share) in respect of any amounts paid pursuant to this Section 9.1(f).
(g)Each Selling Party acknowledges that it has, independently and without reliance upon the Seller Representative or any other Selling Party, and based on such documents and information as it has deemed appropriate, made its own legal analysis and decision to enter into this Agreement. Each Selling Party also acknowledges that it, she or he will, independently and without reliance upon the Seller Representative or any other Selling Party, and based on such documents and information as it, she or he shall deem appropriate at the time, continue to make its, her or his own decisions in taking or not taking any action under this Agreement.
(h)The Seller Representative may resign at any time by giving notice thereof to the Selling Parties and Buyer. Upon any such resignation, Selling Parties shall appoint a successor Seller Representative. If no successor Seller Representative shall have been appointed by the Selling Parties, and shall have accepted such appointment, within thirty (30) days after the resigning Seller Representative gives notice of resignation, then the resigning Seller Representative may, on behalf of the Selling Parties, appoint a successor Seller Representative, which shall be any Selling Party. Upon the acceptance of its appointment as the Seller Representative hereunder by a successor Seller Representative, such successor Seller Representative shall thereupon succeed to, and become vested with, all the rights and duties of the resigning Seller Representative, and the resigning Seller Representative shall be discharged by the Selling Parties from its duties and obligations hereunder. After the resigning Seller Representative’s resignation hereunder as the Seller Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Seller Representative.
(i)The Seller Representative shall not be required by the Selling Parties to institute or be permitted to defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder, unless or until requested to do so by any party to this Agreement and then only upon receiving full indemnity by the Selling Parties, in character reasonably satisfactory to the Seller Representative, against any and all claims, Liabilities and expenses, including reasonable attorneys’ fees in relation thereto.
(j)This Section 9.1 sets forth all of the duties of the Seller Representative to the Selling Parties with respect to any and all matters pertinent hereto. No implied duties or obligations to the Selling Parties shall be read into this Agreement or any of the Ancillary Agreements against the Seller Representative. The obligations of the Seller Representative hereunder and under the Ancillary Agreements are only those expressly set forth herein and therein.
(k)The Seller Representative shall disburse any remaining Seller Representative Expense Fund to the Paying Agent for further distribution to the Selling Parties in accordance with the Distribution Methodology at such time that it determines in its reasonable discretion that it is no longer necessary to hold such funds.
SECTION 10
MISCELLANEOUS

10.1Nonsurvival. Except as set forth in the following sentence, the representations, warranties, covenants and agreements of the Buyer, Selling Parties and the Company contained in this Agreement or any Ancillary Agreement or in any certificate delivered in connection herewith or therewith will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement may be brought after the Closing with respect thereto against Buyer, any Selling Party or the Company, and there will be no Liability in respect thereof. Notwithstanding the foregoing or anything in this Agreement or the Ancillary Agreements to the contrary, the parties acknowledge and agree that nothing herein shall limit the parties’ rights or recoveries in respect of any claims arising out of or relating to (a) any breaches of any covenants or agreements set forth in this Agreement or any Ancillary Agreement to be performed or complied with at or after the Closing and then only until such covenants and agreements have been fully performed, or (b) Fraud (the “Surviving Claims”). In furtherance of the foregoing but subject to the Surviving Claims, Buyer and each of its Affiliates hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims and causes of action it may have against any of the Selling Parties, the Company and their respective Affiliates, and its and their respective former or current general or limited partners, equityholders, managers, directors, officers, employees, accountants, consultants, legal counsel, agents and other representatives, relating to the subject matter of this Agreement based upon predecessor or successor liability, contribution, tort, strict liability or any Legal Requirement or otherwise. Without limiting the generality of the foregoing from and after the Closing, but subject to the Surviving Claims:
(a)Buyer hereby waives any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement (including with respect to any environmental, health or safety matters);
(b)after the Closing Date, neither Buyer nor any of its Affiliates may seek the rescission of the transactions contemplated by this Agreement;
(c)the provisions of and the limitation of remedies provided in this Section 10.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the consideration payable hereunder in respect of the Acquired Units;
(d)the parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement;
(e)the parties hereto hereby agree that no party hereto shall have any remedies or causes of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement; and
(f)the parties hereto each hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
10.2Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (so long as no automatic failure message is generated), addressed as follows:
if to Buyer or the Company:
Babylon Acquisition Corp.
c/o MultiPlan, Inc.
115 Fifth Avenue
New York, NY 10003
Attention: Jeff Doctoroff
Email: jeff.doctoroff@multiplan.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
300 N LaSalle

Chicago, IL 60654
Attention: Richard J. Campbell, P.C. and Kyle P. Elder
Email: rcampbell@kirkland.com and kyle.elder@kirkland.com
if to the Seller Representative:
WT Representative LLC
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attn: Fiona Boger
Email: RepNotices@wilmingtontrust.com; fboger@wilmingtontrust.com
Facsimile: 612.217.561
if to any Seller:
Such address listed on the Company’s books and records
And if to any Seller or the Seller Representative, with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Spencer Ricks
Email: spencer.ricks@lw.com
or to such other address or addresses as the parties may from time to time designate in writing.
10.3Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Seller Representative and Buyer; provided that Buyer may assign this Agreement or its rights or obligations hereunder (in whole or in part) without the prior written consent of the Seller Representative to (i) any of its Affiliates, (ii) any Person that acquires all or a portion of the equity securities or the assets or business of Buyer or its Affiliates and/or (iii) any lender or financing source as collateral security; provided, however, that, in each case, Buyer shall remain liable for all of its obligations under this Agreement to the extent not performed by any such assignee. Any purported assignment or delegation of rights or obligations in violation of this Section 10.3 is void and of no force or effect.
10.4Severability. In the event that any one (1) or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.
10.5Third Parties. Except as specifically set forth or referred to herein (including pursuant to Section 6.4), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns.
10.6Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such breach. It is accordingly agreed that: (a) Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement or any Ancillary Agreement by any Selling Party (in each case, to the extent a party thereto or expressly assuming the obligations thereunder) and to enforce specifically all of the terms and provisions hereof or thereof, and (b) the Seller Representative (on behalf of itself and the Selling Parties) shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement or any Ancillary Agreement by Buyer or the Company and to enforce specifically all of the terms and provisions hereof or thereof. Subject to the limitations set forth in this Section 10.6, each of the Selling Parties and the Seller Representative (on behalf of itself and the Selling Parties), on the one hand, and Buyer (on behalf of itself and the Company), on the other hand, hereby agree not to raise any objections that there is an adequate remedy at law to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or any Ancillary Agreement by such party and to enforce specifically all of the terms and provisions hereof.
10.7Governing Law; Submission to Jurisdiction. This Agreement and the Ancillary Agreements, and all matters arising out of or relating to this Agreement, the Ancillary Agreements and any of the transactions contemplated hereby or thereby or in connection with any matter which is the subject of this Agreement or the Ancillary Agreements, including the validity hereof or thereof and the rights and obligations of the parties hereunder or thereunder, shall be construed in accordance with and governed by the laws of the State of Delaware applicable to Contracts made and to be performed entirely in such state (without giving effect to the conflicts of law provisions thereof). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware (whether a state or federal court) over any action arising out of or in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby or related to any matter which is the subject of this Agreement or the Ancillary Agreements and each party hereto hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 10.2 and consents to the exercise of jurisdiction of any court of competent civil jurisdiction sitting in the State of Delaware (whether a state or federal court) over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or the enforcement of any rights under this Agreement and the Ancillary Agreement.
10.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH ANY MATTER WHICH IS THE SUBJECT OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE ACTIONS OF ANY PARTY HERETO OR THERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
10.9Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Buyer incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Buyer and (b) all fees, costs and expenses of the Company, the Seller Representative and the Selling Parties incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Company or the Selling Parties, as applicable (but subject to the inclusion of any such amounts in the Seller Transaction Expenses); provided, that, notwithstanding the foregoing, (i) Buyer shall be responsible for (A) 50% of any fees of the Escrow Agent and the Paying Agent, which will be Seller Transaction Expenses for all purposes hereunder, and (B) all prepaid premiums and other costs to secure the D&O Tail Policy pursuant to Section 6.4, and (ii) any fees of the Accounting Arbitrator shall be borne by the parties as provided in Section 2.2(e).
10.10Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including the Ancillary Agreements), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements (including the Ancillary Agreements), and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements (including the Ancillary Agreements), supersedes any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.
10.11Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that the Seller Representative shall have the authority to sign any such waiver on behalf of any Seller. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.12No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement or any Ancillary Agreement, except in the case of Fraud or to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by the Company, the Selling Parties, Buyer, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, the Company) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement or any applicable Ancillary Agreement, including any equityholders, partners, members, controlling persons, directors, managers, officers, employees, incorporators, agents, Representatives, or Affiliates of Buyer, the Company or any Selling Party or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”) with respect to matters arising in whole or in part out of, related to, based on, or in connection with this Agreement or the Ancillary Agreements or their subject matter, the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company or any Non-Party Affiliate in any way concerning the Company or the business of the Company in connection with this Agreement or the Ancillary Agreements or their subject matter or the transactions contemplated hereby or thereby.
10.13Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Seller Representative, the Selling Parties, the Company and their respective Affiliates, and their respective directors, managers, officers and employees (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters in which Buyer or any of its Affiliates (including the Company), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may have represented the Company in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel to the Designated Persons of any information learned by Prior Company Counsel to the extent reasonably necessary in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or Prior Company Counsel’s duty of confidentiality as to the Company.

(b)Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert (in each case, except against third parties), and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any privileged communication between Prior Company Counsel, on the one hand, and any Designated Person or the Company (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any privileged advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by the Seller Representative, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 10.13(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any privileged advice given to or privileged communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be controlled solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Affiliates, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall be permitted to assert the Pre-Closing Privileges to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Seller Representative.
(c)Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 10.13, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 10.13 shall be irrevocable, and no term of this Section 10.13 may be amended, waived or modified without the prior written consent of the Seller Representative and Prior Company Counsel.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first set forth above.
BUYER
BABYLON ACQUISITION CORP.
By:    /s/ James Head
Name: James Head
Title: Executive Vice President, Chief Financial Officer and Treasurer
MULTIPLAN
MULTIPLAN CORPORATION
By:    /s/ James Head
Name: James Head
Title: Executive Vice President, Chief Financial Officer and Treasurer
PARENT
MULTIPLAN, INC.
By:    /s/ James Head
Name: James Head
Title: Executive Vice President, Chief Financial Officer and Treasurer
THE COMPANY
BENEFITS SCIENCE LLC
By:    /s/ Stephen Sofoul
Name: Stephen Sofoul
Title: President
[Signature Page to Unit Purchase Agreement]

THE SELLER REPRESENTATIVE
WT REPRESENTATIVE LLC
By:    /s/ Fiona Boger
Name: Fiona Boger
Title: Managing Director
SELLERS
Stephen Sofoul
By:    /s/ Stephen Sofoul
SELLERS
Sidney Mann
By:    /s/ Sidney Mann
SELLERS
RCP Investment Trust
By:    /s/ R. Clyde Parker, Jr.
Name: R. Clyde Parker Jr. Title: Trustee
SELLERS
R. Clyde Parker, Jr.
By:    /s/ R. Clyde Parker, Jr.

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SELLERS
Dimitris Bertsimas
By:    /s/ Dimitris Bertsimas
SELLERS
Helios Global Investments LLC
By:    /s/ Yiannis Monovoukas
Name: Yiannis Monovoukas Title: Manager
SELLERS
Falcon III Ventures, L.P.
By: Falcon III Ventures GP, LLC,
its general partner

By:    /s/ Yiannis Monovoukas
Name: Yiannis Monovoukas Title: Manager
SELLERS
Betty Jean Broadbent
By:    /s/ Philip Broadbent
Name: Philip Broadbent in his capacity as personal representative of the estate of Betty Jean Broadbent

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SELLERS

The Church of Jesus Christ of Latter-Day Saints
By:    /s/ Douglas H. Martin
Name: Douglas H. Martin             Title: Authorized Representative
SELLERS

NJW Interests, LLC
By:    /s/ Michael Rister
Name: Michael Rister              Title: Global Sales Manager
SELLERS
Rick Richards
By:    /s/ Rick Richards
SELLERS
Aaron Boyce
By:    /s/ Aaron Boyce
SELLERS

Boyce SD Trust
By:    /s/ Aaron Boyce
Name: Aaron Boyce

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Title: Business Development & Marketing Lead
SELLERS

Equity Trust Co FBO Victor Nunez IRA
By:    /s/ Victor Nunez
Name: Victor Nunez              Title: Investor
SELLERS

The Yiannis Monovoukas Family 2011 Irrevocable Trust
By:    /s/ Michael F. O'Connell
Name: Michael F. O'Connell             Title: Trustee
SELLERS
Ronald Sanders
By:    /s/ Ronald Sanders
SELLERS

Equity Trust Co FBO Ronald Sanders IRA
By:    /s/ Michael F. O'Connell
Name: Ronald Sanders              Title: Owner

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SELLERS

Equity Trust Co FBO Kennerth Bell IRA
By:    /s/ Kenneth Bell
Name: Kenneth Bell              Title: Individual
SELLERS
Kenneth Bell
By:    /s/ Kenneth Bell

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